Registration Statement No. 333-237342

Filed Pursuant to Rule 424(b)(5)

Amendment No. 1 dated June 1, 2021 to the Pricing Supplement dated December 10, 2019 to the Product Supplement dated December 10, 2019, the Prospectus dated April 20, 2020 and the Series E Senior Medium-Term Notes Prospectus Supplement dated September 23, 2018

Issued by Bank of Montreal

US$50,000,000 MicroSectorsTM Cannabis 2X Leveraged ETNs due November 17, 2039

This pricing supplement relates to the MicroSectorsTM Cannabis 2X Leveraged Exchange Traded Notes due November 17, 2039 (the “notes”) that Bank of Montreal may issue from time to time. The return on the notes is linked to a two times leveraged participation in the daily performance of the Indxx MicroSectorsTM North American Cannabis Index (the “Index”), which is described in this pricing supplement. The Index is designed to track the performance of companies that are publicly traded in the U.S. and/or Canada, and that provide products or services related to the medical or industrial use of cannabis or products derived from cannabis.

The notes are unsecured and unsubordinated obligations of Bank of Montreal. Each note has an initial principal amount of $50. The notes do not bear interest.

The notes do not guarantee any return of principal at maturity, call or upon early redemption. Instead, you will receive a cash payment in U.S. dollars at maturity, a call by us, or redemption at your option, based on a two times leveraged participation in the performance of the Index, less a Daily Investor Fee (which is based on an Investor Fee of 0.95% per annum), the Daily Financing Charge (which is based on the US Federal Funds Effective Rate plus 1.25%) and, if upon early redemption, a redemption fee amount of 0.125% of the Indicative Note Value. Because the Daily Investor Fee and the Daily Financing Charge may substantially reduce the amount of your investment at maturity, call or upon redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. You may lose some or all of your principal. Please see the “Summary” section below for important information relating to the terms and conditions of the notes.

The notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis (but not on any Partial Index Business Day (as defined below). The notes are designed to reflect a 2x leveraged long exposure to the performance of the Index on each Index Business Day (as defined below), before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable. However, due to leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from two times the return on a direct long investment in the Index. Their performance over longer periods of time, or on a Partial Index Business Day, can differ significantly from their stated daily objectives. The notes are riskier than securities that have intermediate- or long-term investment objectives, and may not be suitable for investors who plan to hold them for a period other than one day or who have a “buy and hold” strategy. Accordingly, the notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking compounding leveraged investment results. Investors should actively and continuously monitor their investments in the notes, even intra-day. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive. You should proceed with extreme caution in considering an investment in the notes. Any payment on the notes is subject to the credit risk of Bank of Montreal.

The notes are listed on the NYSE Arca, Inc., under the ticker symbol “MJO.” On June 1, 2021, the closing price of the notes on the NYSE Arca was $96.6043 per note, and the closing Indicative Note Value per note was $97.89. The notes initially settled on December 13, 2019.

An investment in the notes involves significant risks and is not appropriate for every investor. Investors should regularly monitor their holdings of the notes to ensure that they remain consistent with their investment strategies. Any payment on the notes is subject to the credit risk of Bank of Montreal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page PS-12 of this pricing supplement, and the “Risk Factors” sections beginning on page PS-8 of the product supplement, page S-1 of the prospectus supplement and on page 8 of the prospectus.

The notes are our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

TABLE OF CONTENTS

Page

Pricing Supplement

SUMMARY	PS-1
RISK FACTORS	PS-12
HYPOTHETICAL EXAMPLES	PS-31
INTRADAY VALUE OF THE INDEX AND THE NOTES	PS-39
THE INDEX	PS-41
SUPPLEMENTAL TAX CONSIDERATIONS	PS-48
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	PS-49
VALIDITY OF THE NOTES	PS-51
NOTICE OF EARLY REDEMPTION	A-1
BROKER’S CONFIRMATION OF REDEMPTION	B-1

You should read this pricing supplement together with the product supplement ETN 2-3x dated December 10, 2019, the prospectus supplement dated September 23, 2018 and the prospectus dated April 20, 2020. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. The contents of any website referred to in this pricing supplement are not incorporated by reference in this pricing supplement, the accompanying product supplement, prospectus supplement or prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ETN 2-3x dated December 10, 2019:

https://www.sec.gov/Archives/edgar/data/927971/000121465919007651/d129190424b5.htm

•	Prospectus supplement dated September 23, 2018: https://www.sec.gov/Archives/edgar/data/927971/000119312518280416/d624491d424b5.htm
•	Prospectus dated April 27, 2020:

https://www.sec.gov/Archives/edgar/data/927971/000119312520112240/d903160d424b2.htm

Since the date that the notes were initially issued, we have prepared a new “base” prospectus dated April 20, 2020. Accordingly, please note that references in the prospectus supplement to the “prospectus” will be deemed to refer to the prospectus dated April 20, 2020.

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. You should read these documents in full, including the information in the “Risk Factors” sections, before making an investment decision.

Issuer:	Bank of Montreal

Principal Amount:	$50 per note

Initial Trade Date:	December 10, 2019

Initial Issue Date:	December 13, 2019

Term:	20 years, subject to your right to require us to redeem your notes on any Redemption Date, our call right or our right to extend the maturity date, each as described below.

Maturity Date*:	November 17, 2039, which is scheduled to be the third Business Day following the last Index Business Day in the Final Measurement Period. The Maturity Date for the notes may be extended at our option for up to two additional 5-year periods, as described herein. The Maturity Date is also subject to adjustment as described herein and under “Specific Terms of the Notes — Market Disruption Events” in the product supplement.

Listing:	The notes are listed on the NYSE Arca, Inc. (the “NYSE”) under the ticker symbol listed below. The CUSIP and ISIN numbers, and the Intraday Indicative Value ticker symbol, for the notes are:

Ticker Symbol	CUSIP Number	ISIN Number	Intraday Indicative Value Symbol
MJO	063679674	US0636796742	MJOIV

If an active secondary market develops, we expect that investors will purchase and sell the notes primarily in this secondary market.

Index:	The return on the notes is linked to a two times leveraged participation in the performance of the Indxx MicroSectorsTM North American Cannabis Index, compounded daily as described in this document, minus the applicable fees. The Index is designed to track the performance of companies that are publicly traded in the U.S. and/or Canada, and that provide products or services related to the medical or industrial use of cannabis or products derived from cannabis. The level of the Index reflects the dividends paid on U.S. securities (but not Canadian securities) that are included in the Index. Please see the section below, “The Index,” for additional information as to the Index and the methodology by which it is calculated.

Index Business Day:	“Index Business Day” means any day other than a Saturday or a Sunday on which the principal securities exchanges in the U.S. and Canada on which the components of the Index trade are scheduled to be open for normal trading hours.

Partial Index Business Day:	“Partial Index Business Day” means any day other than a Saturday or a Sunday on which (a) the principal securities exchanges in the U.S. or Canada on which the components of the Index trade are scheduled to be open for fewer than normal trading hours or (b) the principal securities exchanges in Canada on which components of the Index trade are closed.

Interest Payments:	None.

Payment at Maturity/Cash Settlement Amount:

If you hold your notes to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Final Measurement Period. This amount will not be less than $0.

PS-1

Final Measurement Period:

The 10 consecutive Index Business Days from and including the Calculation Date, subject to adjustment as described under “Additional Terms of the Notes – Market Disruption Events” in the product supplement.

Calculation Date:	November 1, 2039

Indicative Note Value:	On the Initial Trade Date, the Indicative Note Value of each note was equal to the Principal Amount of $50. On any subsequent Index Business Day or Partial Index Business Day until maturity, call or redemption of the notes, the closing Indicative Note Value will equal (a) the Long Index Amount on that day minus (b) the Financing Level on that day; provided that if such calculation results in a value equal to or less than $0, the closing Indicative Note Value will be $0. If the closing Indicative Note Value is $0 on any Index Business Day or Partial Index Business Day or the Intraday Indicative Value at any time during an Index Business Day or Partial Index Business Day is equal to or less than $0, then the Indicative Note Value on all future days during the term of the notes will be $0. If the Indicative Note Value is $0, the Cash Settlement Amount will be $0.

Long Index Amount:	On the Initial Trade Date, the Long Index Amount was equal to the Daily Leverage Factor times the principal amount, which equals $100. On any subsequent Index Business Day or Partial Index Business Day, until maturity, call or redemption of the notes, the Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Index Business Day times (b) the Daily Leverage Factor times (c) the Index Performance Factor on that Index Business Day or Partial Index Business Day.

Financing Level:	On the Initial Trade Date, the Financing Level was equal to the Long Index Amount minus the principal amount on the Initial Trade Date, which was equal to $50. On any subsequent Index Business Day or Partial Index Business Day until maturity, call or redemption of the notes, the Financing Level will equal (a) the closing Indicative Note Value on the immediately preceding Index Business Day times the Daily Financing Factor plus (b) the Daily Financing Charge on that Index Business Day or Partial Index Business Day, plus (c) the Daily Investor Fee on that Index Business Day or Partial Index Business Day.

Daily Leverage Factor:	2

Daily Financing Factor:	1

Index Performance Factor:	On the Initial Trade Date, the Index Performance Factor was set equal to 1. On any subsequent Index Business Day or Partial Index Business Day until maturity, call or redemption of the notes, the Index Performance Factor will equal (a) the Index Closing Level on that Index Business Day or Partial Index Business Day divided by (b) the Index Closing Level on the immediately preceding Index Business Day, as determined by the Calculation Agent. If a Market Disruption Event occurs or is continuing on any applicable Index Business Day or Partial Index Business Day on which the Index Performance Factor must be determined, the Calculation Agent will determine the Index Performance Factor for the notes on that day using an appropriate closing level of the Index for the applicable Index Business Day or Partial Index Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to the notes on any Index Business Day or Partial Index Business Day (or occurred or was continuing on the immediately preceding Index Business Day), the calculation of the Index Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first Index Business Day on which no Market Disruption Event with respect to the notes is continuing.

Daily Financing Charge:

On the Initial Trade Date, the Daily Financing Charge was equal to $0. On any subsequent Index Business Day or Partial Index Business Day until maturity, call or redemption of the notes, the Daily Financing Charge will equal the product of (a) the closing Indicative Note Value on the immediately preceding Index Business Day times (b) the Daily Financing Factor times (c) the Daily Financing Rate divided by (d) 365 times (e) the number of calendar days since the last Index Business Day or Partial Index Business Day.

Because the Daily Financing Charge is calculated and added to the Financing Level on a daily basis, the net effect of the Daily Financing Charge accrues over time.

PS-2

Daily Financing Rate:	The Daily Financing Rate will equal (a) the most recent US Federal Funds Effective Rate plus (b) 1.25%. The US Federal Funds Effective Rate is an interest rate that represents the rate at which U.S. banks may lend reserve balances to other depository institutions overnight, on an uncollateralized basis. The rate is released by the NY Federal Reserve each day at approximately 9:00 a.m. EST for the prior business day and published on Bloomberg L.P. (including any successor, “Bloomberg”) page “FEDL01 Index”. Increases in the US Federal Funds Effective Rate will increase the Daily Financing Rate, and, all other things remaining equal, will reduce the return on the notes.

Daily Investor Fee:

On the Initial Trade Date, the Daily Investor Fee was $0. On any subsequent Index Business Day or Partial Index Business Day until maturity, call or redemption of the notes, the Daily Investor Fee will equal the product of (a) the Indicative Note Value at the close of the immediately preceding Index Business Day times (b) the Fee Rate divided by (c) 365 times (d) the number of calendar days since the last Index Business Day or Partial Index Business Day.

Because the Daily Investor Fee is calculated as part of the Financing Level through which it is subtracted from the closing Indicative Note Value on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate specified below. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held.

Fee Rate:	0.95% per annum

Call Right:	On any Index Business Day or Partial Index Business Day after the Initial Trade Date, we may give notice that we will redeem all, but not less than all, of the issued and outstanding notes. To exercise our call right, we must provide notice to the holders prior to the Call Settlement Date, as set forth below, and in the product supplement. If we exercise our Call Right, you will receive a cash payment equal to the Call Settlement Amount, which will be paid on the Call Settlement Date. The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period.

Call Settlement Amount:

If we exercise our Call Right, for each note, you will receive on the Call Settlement Date a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Call Measurement Period.

If we issue a call notice, the “Call Calculation Date” will be the next Index Business Day after the call notice is issued. The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period. The Call Measurement Period will be a period of ten consecutive Index Business Days from and including the Call Calculation Date, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

Early Redemption:

Subject to your compliance with the procedures described in the product supplement under “Additional Terms of the Notes — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

PS-3

First Redemption Date and Final Redemption Date:	The first Redemption Date was December 18, 2019. The final Redemption Date will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable.

Redemption Fee Amount:	As of any Redemption Date, an amount per note in cash equal to the product of (a) 0.125% and (b) the Indicative Note Value. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

Minimum Redemption Amount:	At least 25,000 notes. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach this minimum amount; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

Redemption Measurement Date:	The applicable “Redemption Measurement Date” means the first Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Events.” However, the Redemption Measurement Date may not fall on a date that is a Partial Index Business Day. If the Redemption Measurement Date, including as a result of an adjustment, would fall a day that is a Partial Index Business Day, it will be postponed to the first Index Business Day that is not a Partial Index Business Day.

Initial Index Level:	1,206.71, which was the Index Closing Level on the Initial Trade Date.

Index Closing Level:	On any Index Business Day or Partial Index Business Day, the closing level of the Index as reported on Bloomberg under the symbol “MSMJ<Index>”, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

Intraday Indicative Value:	The Intraday Indicative Value of the notes at any time during an Index Business Day or Partial Index Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Index Business Day or Partial Index Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that day, and for the remainder of the term of the notes, will be $0.

Intraday Long Index Amount:	The Intraday Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Index Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor.

Intraday Index Performance Factor:	The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

Calculation Agent:	BMO Capital Markets Corp.

No Conversion into Common Shares:	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

PS-4

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors and are not intended to be held to maturity. The notes are designed to reflect a 2x leveraged long exposure to the performance of the Index on a daily basis (but not a Partial Index Business Day) as described in this document, but the returns on the notes over different periods of time can, and most likely will, differ significantly from two times the return on a direct long investment in the Index. Also, the Index is potentially volatile as it includes a relatively small number of constituents; any Index volatility would be magnified by the leverage. Accordingly, the notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged investment results as described in this document. Investors should actively and continuously monitor their investments in the notes, even intra-day.

Because your investment in the notes is two times leveraged, any decrease in the level of the Index will result in a significantly greater decrease in the Cash Settlement Amount, Call Settlement Amount or Redemption Amount, as applicable (before taking into account the Daily Investor Fee and the Daily Financing Charge), and you may receive less than your original investment in the notes at maturity, call or upon redemption, or if you sell your notes in the secondary market. Due to leverage, the notes are very sensitive to changes in the level of the Index and the path of such changes. Moreover, because the Daily Investor Fee and Daily Financing Charge may substantially reduce the amount of your return at maturity, call or upon redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. If the level of the Index decreases or does not increase sufficiently to offset the negative effect of the Daily Investor Fee and Daily Financing Charge, you will receive less than the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes.

* We are using this pricing supplement to offer up to $50,000,000 in aggregate principal amount of the notes (1,000,000 notes). On the Initial Trade Date, we sold $10,000,000 in aggregate principal amount of the notes to BMO Capital Markets Corp. (“BMOCM”) at 100% of their stated Principal Amount. After the date of this document, we may sell from time to time a portion of the notes at prices that are based on the Indicative Note Value at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold to the public, less any commissions paid to BMOCM. BMOCM may charge normal commissions in connection with any purchase or sale of the notes. In addition, BMOCM may receive a portion of the Daily Investor Fee. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” for more information.

If there is a substantial demand for the notes, we may issue and sell additional notes to BMOCM, and BMOCM may sell those notes to investors and dealers, potentially frequently. However, we and BMOCM are under no obligation to issue or sell additional notes at any time, and if we and BMOCM do issue and sell additional notes, we or BMOCM may limit or restrict such sales, and we may stop and subsequently resume selling additional notes at any time. Furthermore, the stated principal amount of the notes stated at the top of the cover page of this pricing supplement is the maximum amount of the notes that we have currently authorized for issuance. Although we have the right to increase the authorized amount of the notes at any time, it is our current intention not to issue more than the current maximum authorized amount of the notes, even if there is substantial market demand for additional notes. We may also reduce the maximum authorized amount of the notes at any time, and we have no obligation to issue up to the maximum authorized amount.

Understanding the Value of the Notes

The initial offering price of the notes was determined at the inception of the notes. The initial offering price and the Intraday Indicative Value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Redemption Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us. An explanation of each type of valuation is set forth below.

Initial Offering Price to the Public. The initial offering price to the public was equal to the Principal Amount of the notes. The initial offering price reflects the value of the notes only on the Initial Trade Date.

PS-5

Intraday Indicative Value. The Intraday Indicative Value of the notes at any time during an Index Business Day or Partial Index Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Index Business Day or Partial Index Business day, then both the Intraday Indicative Value and the closing Indicative Note Value on that day, and for the remainder of the term of the notes, will be $0. The Intraday Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Index Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

The Intraday Indicative Value is not the same as, and may differ from, the amount payable upon an early redemption, call or at maturity and the trading price of the notes in the secondary market. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 2.0. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s or Partial Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. See “Risk Factors — The notes are subject to intraday purchase risk,” “—The leverage of the notes is reset on each Index Business Day, and the leverage of the notes during any given Index Business Day or Partial Index Business Day may be greater than or less than 2.0” and “—The notes are subject to intraday purchase risk.” The Intraday Indicative Value for the notes is published every 15 seconds on Bloomberg under the ticker symbol indicated below.

Trading Price. The market value of the notes at any given time, which we refer to as the trading price, is the price at which you may be able to buy or sell your notes in the secondary market, if one exists. The trading price may vary significantly from the Intraday Indicative Value, because the market value reflects investor supply and demand for the notes.

Redemption Amount. The Redemption Amount is the price per note that we will pay you to redeem the notes upon your request. The Redemption Amount is calculated according to the formula set forth above. The Redemption Amount may vary significantly from the Intraday Indicative Value and the trading price of the notes.

Because the Redemption Amount is based on the Index Closing Level at the end of the Index Business Day after a notice of redemption is received, you will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.

Ticker Symbols

Trading price:	MJO
Intraday indicative value:	MJOIV
Intraday Index value:	MSMJ<Index>

PS-6

Selected Risk Considerations

An investment in the notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” below.

•	You may lose some or all of your principal — The notes do not guarantee any return on your initial investment. The notes are leveraged notes, which means they are exposed to two times the risk of any decrease in the level of the Index, compounded daily as described in this document. Due to leverage, the notes are very sensitive to changes in the level of the Index and the path of those changes. Because the Daily Investor Fee and the Daily Financing Charge reduce your final payment, the level of the Index, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to increase by an amount at least equal to the percentage of the Principal Amount represented by the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your notes, that is equal to at least the Principal Amount. If the increase in the level of the Index during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the cumulative negative effect of the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount, you will lose some or all of your investment at maturity or call, or upon early redemption. This loss may occur even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, on a Redemption Measurement Date, or when you elect to sell your notes, are greater than the Initial Index Level.

•	Correlation and compounding risk — A number of factors may affect the notes’ ability to achieve a high degree of correlation with the performance of the Index, and there is a significant possibility that the notes will not achieve a high degree of correlation with the performance of the Index over periods longer than one day. The leverage of the notes is reset on each Index Business Day (but not on any Partial Index Business Day), the return on the notes is path dependent and you will be exposed to compounding of daily returns as described in this document. As a result, the performance of the notes for periods greater than one Index Business Day or Partial Index Business Day may be either greater than or less than two times the Index performance, before accounting for the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount. Further, significant adverse performances of the notes may not be offset by subsequent beneficial performances of equal magnitude.

•	Daily reset — Because the leverage of the notes is generally only reset once each Index Business Day (but not on any Partial Index Business Day), it is likely that due to intra-day changes in the level of the Index, or changes in the level of the Index on a Partial Index Business Day, the leverage at any point during an Index Business Day or Partial Index Business Day can be higher or lower than the target leverage, which is 2.0.

•	Path dependence — The return on the notes will be highly path dependent. Accordingly, even if the level of the Index increases or decreases over the term of the notes, or over the term which you hold the notes, the value of the notes will increase or decrease not only based on any change in the level of the Index over a given time period but also based on the volatility of the Index over that time period. The value of the notes will depend not only upon the level of the Index at maturity, upon call or upon early redemption, but also on the performance of the Index over each day that you hold the notes. It is possible that you will suffer significant losses in the notes, even if the long-term performance of the Index is positive. Accordingly, the returns on the notes may not correlate with returns on the Index over periods of longer than one day.

•	Long holding period risk—The notes are intended to be daily trading tools for sophisticated investors and are designed to reflect a leveraged long exposure to the performance of the Index on a daily basis (but not on a Partial Index Business Day) as described in this document, but their returns over different periods of time can, and most likely will, differ significantly from two times the return on a direct long investment in the Index. The notes are very sensitive to changes in the level of the Index, and returns on the notes may be negatively affected in complex ways by volatility of the Index on a daily or intraday basis, or on a Partial Index Business Day. Also, the Index is potentially volatile as it includes only a relatively small number of constituents; any Index volatility would be magnified by the leverage. Accordingly, the notes should be purchased by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking compounding leveraged long investment results, where the leverage will be reset on each Index Business Day. Investors should actively and frequently monitor their investments in the notes, even intra-day. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable).

PS-7

•	Potential total loss of value — If the closing Indicative Note Value of the notes is equal to or less than $0 on any Index Business Day or Partial Index Business Day, then the Indicative Note Value for that day, and for the remainder of the term of the notes will be $0. If the Intraday Indicative Value of the notes is equal to or less than $0 at any time on any Index Business Day or Partial Index Business Day, then both the Intraday Indicative Value of the notes and the closing Indicative Note Value for that day, and for the remainder of the term of the notes, will be $0. If the Indicative Note Value is $0, the Cash Settlement Amount will be $0.

•	Leverage risk — The notes are two times leveraged and, as a result, the notes will generally benefit from two times any positive, but will generally decline based on two times any negative, daily performance of the Index. However, the leverage of the notes may be greater or less than 2.0 during any given Index Business Day or Partial Index Business Day if the level of the Index has increased or decreased from the Index Closing Level on the preceding Index Business Day or Partial Index Business Day. Volatility of the Index level may have a significant negative effect on the value of the notes.

•	Market risk — The return on the notes, which may be positive or negative, is linked to a two times leveraged participation in the performance of the Index, compounded daily as described in this document, as measured by the Index Performance Factor, and which, in turn, is affected by a variety of market and economic factors affecting the Index constituents, such as interest rates in the markets and economic, financial, political, regulatory, judicial or other events that affect the markets generally.

•	Credit of issuer — The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any payment at maturity, call or upon early redemption, depends on the ability of Bank of Montreal to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Bank of Montreal will affect the market value, if any, of the notes prior to maturity, call or early redemption. In addition, in the event Bank of Montreal was to default on its obligations, you may not receive any amounts owed to you under the terms of the notes.

•	The Index has a limited actual performance history — The Index was launched on November 8, 2019. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to one or more indices with a more established record of performance.

•	A trading market for the notes may not develop — Although the notes have been listed on the NYSE, a trading market for the notes may not develop. Certain of our affiliates may engage in limited purchase and resale transactions in the notes, although they are not required to and may stop at any time. We are not required to maintain any listing of the notes on the NYSE or any other exchange. In addition, we are not obliged to, and may not, sell the full aggregate principal amount of the notes. We may suspend or cease sales of the notes at any time, at our discretion. Therefore, the liquidity of the notes may be limited.

•	The Intraday Indicative Value is not the same as the trading price of the notes in the secondary market —The Intraday Indicative Value of the notes is calculated by Solactive AG (“Solactive”) and published by Solactive every 15 seconds on each Index Business Day and each Partial Index Business Day during normal trading hours on Bloomberg under the ticker symbol MJOIV so long as no Market Disruption Event has occurred or is continuing and will be disseminated over the consolidated tape, or other major market vendor. The Intraday Indicative Value calculation uses, for the Intraday Index Performance Factor, the intraday Index level as of the time of calculation, which could adversely affect the value of the notes. The Intraday Indicative Value also does not reflect intraday changes in the leverage. See “Intraday Value of the Index and the Notes — Intraday Indicative Note Values.” The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time.

PS-8

•	Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event one sells the notes at a time when such premium is no longer present in the market place or the notes are called — Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event one sells the notes at a time when that premium is no longer present in the market place or if the notes are called, in which case investors will receive a cash payment in an amount based on the arithmetic mean of the closing Indicative Note Value of the notes on each Index Business Day during the Call Measurement Period. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Value. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

•	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as an agent of the issuer for the offering of the notes, making certain calculations and determinations that may affect the value of the notes and hedging our obligations under the notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the notes, which creates an additional incentive to sell the notes to you. Our affiliates will, among other things, calculate the arithmetic mean of the closing Indicative Note Values and the Redemption Fee Amount, where applicable, make determinations with respect to Market Disruption Events, splits and reverse splits of the notes and the replacement of the Index with a successor index. Any exercise by us of our Call Right could present a conflict between your interest in the notes and our interests in determining whether to call the notes. We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes upon a call. In performing these activities, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes.

•	Call right — We may elect to redeem all of the outstanding notes on any Index Business Day or Partial Index Business Day after the Initial Trade Date, as described above and in the product supplement under “Additional Terms of the Notes — Call Right.” If we exercise our Call Right, the Call Settlement Amount may be less than the principal amount of your notes.

•	Minimum redemption amount — You must elect to redeem at least 25,000 notes for us to repurchase your notes, unless we determine otherwise or your broker or other financial intermediary bundles your notes for redemption with those of other investors to reach this minimum requirement, and there can be no assurance that they can or will do so. Therefore, the liquidity of the notes may be limited.

•	Your redemption election is irrevocable — You will not be able to rescind your election to redeem your notes after your redemption notice is received by us. Accordingly, you will be exposed to market risk if the level of the Index decreases after we receive your offer and the Redemption Amount is determined on the Redemption Measurement Date. You will not know the Redemption Amount at the time that you submit your irrevocable redemption notice.

•	Owning the notes is not the same as owning any of the Index constituents — The return on the notes may not reflect the return you would realize if you actually owned any of the Index constituents.

•	Uncertain tax treatment — Significant aspects of the tax treatment of the notes are uncertain. You should consult your own tax advisor about your own tax situation.

PS-9

The notes may be a suitable investment for you if:

•     You seek a short-term investment with a return linked to a two times leveraged participation in the performance of the Index, compounded daily as described in this document, in which case you are willing to accept the risk of fluctuations with respect to companies in the sector represented by the Index.

•     You understand (i) leverage risk, including the risks inherent in maintaining a constant two times leverage on each Index Trading Day, and (ii) the consequences of seeking leveraged investment results generally.

•     You believe the level of the Index will increase during the term of the notes by an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount.

•     You are a sophisticated investor, understand path dependence of investment returns and you seek a short-term investment in order to manage daily trading risks.

•     You understand that the notes are designed to achieve their stated investment objective on each Index Business Day (but not on a Partial Index Business Day), but their performance over different periods of time can differ significantly from their stated daily objective.

•     You are willing to accept the risk that you may lose some or all of your investment.

•     You are willing to hold securities that may be redeemed early by us, under our call right.

•     You are willing to forgo dividends or other distributions paid to holders of the Index constituents, except to the extent that dividends paid on U.S. securities included in the Index are reflected in the level of the Index.

•     You understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when such premium is no longer present in the market place or the notes are called.

•     You are willing to actively and frequently monitor your investment in the notes.

•     You are willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

The notes may not be a suitable investment for you if:

•     You believe that the level of the Index will decrease during the term of the notes or the level of the Index will not increase by an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount.

•     You are not willing to accept the risk that you may lose some or all of your investment.

•     You are not willing to hold securities that may be redeemed early by us, under our call right.

•     You do not seek a short-term investment with a return linked to a two times leveraged participation in the performance of the Index, compounded daily as described in this document, in which case you are not willing to accept the risk of fluctuations with respect to companies in the sector represented by the Index.

•     You do not understand (i) leverage risk, including the risks inherent in maintaining a constant two times daily leverage as described in this document, and (ii) the consequences of seeking leveraged investment results generally.

•     You are not a sophisticated investor, do not understand path dependence of investment returns and you seek an investment for purposes other than managing daily trading risks.

•     You do not understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when such premium is no longer present in the market place or the notes are called.

•     You are not willing to forgo dividends or other distributions paid to holders of the Index constituents, particularly with respect to the Canadian securities that are included in the Index.

•     You are not willing to actively and frequently monitor your investment in the notes.

•     You are not willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

PS-10

•     You do not seek a pre-determined amount of current income from your investment.

•     You are not seeking an investment for which there will be an active secondary market.

•     You are comfortable with the creditworthiness of Bank of Montreal, as issuer of the notes.

•     You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

•     You seek an investment for which there will be an active secondary market.

•     You are not comfortable with the creditworthiness of Bank of Montreal as issuer of the notes.

PS-11

RISK FACTORS

Your investment in the notes will involve certain risks. The notes are not secured debt and do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. As described in more detail below, the trading price of the notes may vary considerably before the maturity date. Investing in the notes is not equivalent to investing directly in the Index constituents or any securities of the constituent issuers. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. In addition to the risk factors beginning on page PS-8 of the product supplement, page S-1 of the prospectus supplement and page 8 of the prospectus, you should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes do not guarantee the return of your investment.

The notes may not return any of your investment. The amount payable at maturity, call or upon early redemption, will reflect a two times leveraged participation in the performance of the Index minus the Daily Investor Fee, the Daily Financing Charge and, in the case of an early redemption, the Redemption Fee Amount. These amounts will be determined as described in this pricing supplement. Because the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount reduce your final payment, the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to have increased over the term of the notes by an amount, after giving effect to the daily leverage provided by the terms of the notes and the compounding effect thereof, sufficient to offset the decrease in the principal amount represented by the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your notes, that is equal to at least the principal amount of your notes. If the increase in the Index Closing Levels, as measured during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the cumulative negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable, you will lose some or all of your investment at maturity, call or upon early redemption. This loss may occur even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, on a Redemption Measurement Date, or when you elect to sell your notes, are greater than the Initial Index Level.

The negative effect of the Daily Investor Fee, Daily Financing Charge and any Redemption Fee Amount are in addition to the losses that may be caused by leverage and volatility in the Index. See “—Leverage increases the sensitivity of your notes to changes in the level of the Index,” “—The notes are not suitable for investors with longer-term investment objectives” and “—The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking an investment in which the leverage is reset on each Index Business Day” below.

If the Intraday Indicative Value for the notes is equal to or less than $0 at any time during an Index Business Day or Partial Index Business Day, or the closing Indicative Note Value is equal to or less than $0, you will lose all of your investment in the notes.

If the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0, then the notes will be permanently worth $0 (a total loss of value) and you will lose all of your investment in the notes and the Cash Settlement Amount will be $0. We would be likely to call the notes under these circumstances, and you will not receive any payments on the notes.

PS-12

Even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, are greater than the Initial Index Level, you may receive less than the principal amount of your notes due to the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable.

The amount of the Daily Investor Fee and the Daily Financing Charge, and any Redemption Fee Amount, will reduce the payment, if any, you will receive at maturity, call or upon early redemption, or if you sell your notes. If you elect to require us to redeem your notes prior to maturity, you will be charged a Redemption Fee Amount equal to 0.125% of the Indicative Note Value. If the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have increased insufficiently to offset the cumulative negative effect of the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount, you will receive less than the principal amount of your investment at maturity, call or upon early redemption of your notes.

Leverage increases the sensitivity of your notes to changes in the level of the Index.

Because your investment in the notes is two times leveraged, changes in the level of the Index will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. In particular, any decrease in the level of the Index will result in a significantly greater decrease in your payment at maturity, call or upon redemption, and you will suffer losses on your investment in the notes substantially greater than you would if your notes did not contain a leverage component. Accordingly, as a result of this leverage component and without taking into account the cumulative negative effect of the Daily Investor Fee and the Daily Financing Charge, if the level of the Index decreases over the term of the notes, the leverage component will magnify any losses at maturity, call or upon redemption.

As discussed below under “—The Index has limited actual historical information,” due to the relatively small number of Index constituents, changes in the performance of just one Index constituent can have a material effect on the Index level. Giving effect to leverage, negative changes in the performance of one Index constituent will be magnified and have a material adverse effect on the value of the notes.

The notes are subject to our credit risk.

The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes. The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on our ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

The notes are not suitable for investors with longer-term investment objectives.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. The notes are designed to achieve their stated investment objective on each Index Business Day, but their performance over different periods of time can differ significantly from their stated daily objective because the relationship between the level of the Index and the closing Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for long positions in the Index constituents.

PS-13

Investors should carefully consider whether the notes are appropriate for their investment portfolio. As discussed below, because the notes are meant to provide leveraged long exposure to changes in the Index Closing Level on each Index Business Day, their performance over months or years can differ significantly from the performance of the Index during the same period of time. Therefore, it is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable). It is possible for the level of the Index to increase over time while the market value of the notes declines over time. You should proceed with extreme caution in considering an investment in the notes.

The notes seek to provide a leveraged long return based on the performance of the Index (as adjusted for costs and fees). The notes do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the Index for periods longer than a single day. The notes rebalance their theoretical exposure on each Index Business Day, increasing exposure in response to that day’s gains or reducing exposure in response to that day’s losses.

Daily rebalancing on each Index Business Day is likely to cause the notes to experience a “decay” effect, which will impair the performance of the notes if the Index experiences volatility from day to day, and such performance will be dependent on the path of daily returns during the holder’s holding period. The “decay” effect refers to a likely tendency of the notes to lose value over time. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the notes even if the performance of the Index is flat (before taking into account the negative effect of the Daily Investor Fee and the Daily Financing Charge, and the Redemption Fee Amount, if applicable). Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking compounding leveraged long investment results on each Index Business Day. The notes may not be appropriate for investors who intend to hold positions in an attempt to generate returns over periods different than a single Index Business Day. See “Hypothetical Examples.”

In addition, the rebalancing feature will result in leverage relative to the closing Indicative Note Value that may be greater or less than the stated leverage factor if the value of the notes has changed since the beginning of the day in which you purchase the notes.

You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are designed to reflect a leveraged long exposure to the performance of the Index on a daily basis (but not on a Partial Index Business Day), as described in this document. As such, the notes will be more volatile than a non-leveraged investment linked to the Index. You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking an investment in which the leverage is reset on each Index Business Day.

The notes require an understanding of path dependence of investment results and are intended for sophisticated investors to use as part of an overall diversified portfolio. The notes are risky and may not be suitable for investors who plan to hold them for longer periods of time. The notes are designed to achieve their stated investment objective on each Index Business Day (and not on a Partial Index Business Day), but the performance of the notes over different periods of time can differ significantly from their stated daily objectives because the relationship between the level of the Index and the Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for long positions in the Index constituents. Accordingly, there is a significant possibility that the returns on the notes will not correlate with returns on the Index over periods longer than one day.

PS-14

Investors should carefully consider whether the notes are appropriate for their investment portfolio. The notes entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining a constant two times leverage on a daily basis as described in this document, and the consequences of seeking daily leveraged investment results generally. Investing in the notes is not equivalent to a direct investment in the Index constituents because the notes rebalance their theoretical exposure to the Index on each Index Business Day, which means exposure to the Index increases in response to that day’s gains and decreases in response to that day’s losses. This rebalancing will impair the performance of the notes if the Index experiences volatility from day to day, and such performance is dependent on the path of daily returns during an investor’s holding period. If the notes experience a high amount of realized volatility, there is a significant chance of a complete loss of your investment even if the performance of the Index is flat. In addition, the notes are meant to provide leveraged exposure to changes in the Index Closing Level, which means their performance over months or years can differ significantly from the performance of the Index over the same period of time. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge, and the Redemption Fee Amount, if applicable).

The amount you receive at maturity, call or redemption will be contingent upon the compounded leveraged daily performance of the Index during the term of the notes, as described in this document. There is no guarantee that you will receive at maturity, call or redemption your initial investment or any return on that investment. Significant adverse daily performances for the notes may not be offset by any beneficial daily performances of the same magnitude.

Due to the effect of compounding, if the Indicative Note Value increases, any subsequent decrease of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value increases, the dollar amount that you can lose in any single Index Business Day or Partial Index Business Day from a decrease of the Index level will increase correspondingly. This is because the Index Performance Factor will be applied to a larger Indicative Note Value and, consequently, a larger Long Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can lose from any decrease will be greater than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value increases, you could lose more than 2% of your initial investment for each 1% daily decrease of the Index level.

Due to the effect of compounding, if the Indicative Note Value decreases, any subsequent increase of the Index level will result in a smaller dollar increase on the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value decreases, the dollar amount that you can gain in any single Index Business Day or Partial Index Business Day from an increase of the Index level will decrease correspondingly. This is because the Index Performance Factor will be applied to a smaller Indicative Note Value and, consequently, a smaller Long Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can gain from any increase of the Index level will be less than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value decreases, it will take larger daily increases of the Index level to restore the value of your investment back to the amount of your initial investment than would have been the case if the Indicative Note Value were maintained at a constant level. Further, if you invest in the notes, you could gain less than 2% of your initial investment for each 1% daily increase of the Index level.

The leverage of the notes is reset on each Index Business Day, and the leverage of the notes during any given Index Business Day or Partial Index Business Day may be greater than or less than 2.0.

The leverage of the notes is reset on each Index Business Day (but not on a Partial Index Business Day). Resetting the Indicative Note Value has the effect of resetting the then-current leverage to approximately 2.0. During any given Index Business Day or Partial Index Business Day, the leverage of the notes will depend on intra-day changes in the level of the Index and any change in the level of the Index on an Index Business Day or a Partial Index Business Day may be greater or less than 2.0. If the level of the Index on any Index Business Day or Partial Index Day has increased from the Index Closing Level on the preceding Index Business Day, the leverage of the notes will be less than 2.0 (e.g. 1.5, 1.0, 0.5); conversely, if the level of the Index on any Index Business Day or Partial Index Business Day has decreased from the Index Closing Level on the preceding Index Business Day, the leverage of the notes will be greater than 2.0 (e.g., 2.5, 3.0, 3.5). Thus, the leverage of the notes at the time that you purchase them may be greater or less than the target leverage of 2.0, depending on the performance of the Index since the immediately preceding Index Business Day. See “—The notes are subject to intraday purchase risk” below.

PS-15

The notes are subject to our Call Right, which does not allow for participation in any future performance of the Index. The exercise of our Call Right may adversely affect the value of, or your ability to sell, your notes. We may call the notes prior to the maturity date.

We have the right to call the notes prior to maturity. You will only be entitled to receive a payment on the Call Settlement Date equal to the Call Settlement Amount. The Call Settlement Amount may be less than the stated principal amount of your notes. You will not be entitled to any further payments after the Call Settlement Date, even if the Index level increases substantially after the Call Measurement Period. In addition, the issuance of a notice of our election to exercise our call right may adversely impact your ability to sell your notes, and/or the price at which you may be able to sell your notes prior to the Call Settlement Date. We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes if we call the notes; consequently, a potential conflict between our interests and those of the noteholders exists with respect to our Call Right.

If we exercise our right to call the notes prior to maturity, your payment on the Call Settlement Date may be less than the Indicative Note Value at the time we gave the notice of our election to call the notes.

As discussed above, we have the right to call the notes on or prior to the Maturity Date. The Call Settlement Amount will be payable on the Call Settlement Date and we will provide notice prior to the Call Settlement Date of our election to exercise our call of the notes. The Call Settlement Amount per note will be based principally on the closing Indicative Note Value on each Index Business Day during the Call Measurement Period. The Call Measurement Period will be a period of 10 consecutive Index Business Days from, and including, the Call Calculation Date. The Call Calculation Date will be a date specified in our call notice, subject to postponement if such date is not an Index Business Day or in the event of a Market Disruption Event. It is possible that the market prices of the Index constituents, and, as a result, the Index Closing Level and the Indicative Note Value, may vary significantly between when we provide the notice of our intent to call the notes and the Call Calculation Date, including potentially as a result of our trading activities during this period, as described further under “We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.” As a result, you may receive a Call Settlement Amount that is significantly less than the Indicative Value at the time of the notice of our election to call the notes and may be less than your initial investment in the notes.

The notes do not pay any interest, and you will not have any ownership rights in the Index constituents.

The notes do not pay any interest, and you should not invest in the notes if you are seeking an interest-bearing investment. You will not have any ownership rights in the Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except to the extent that dividends paid on U.S. securities are reflected in the level of the Index. The Cash Settlement Amount, the Call Settlement Amount, or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index constituents.

Holders of the Index constituents will be entitled to receive the full amount of any dividends declared and paid on the relevant securities, subject to any applicable withholding and other taxes. In contrast, as to the Canadian securities included in the Index, the Index will measure only the prices of those securities, and the Index level will not increase due to any of those dividends, and may decrease if a dividend is paid. Please see the section “The Index” for additional information as to how these dividends are reflected in the level of the Index.

PS-16

The Index Closing Level used to calculate the payment at maturity, call or upon a redemption may be less than the Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes.

The Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes, including dates near the Final Measurement Period or the Call Measurement Period, as applicable, could be greater than any of the Index Closing Levels during the Final Measurement Period or Call Measurement Period, as applicable. This difference could be particularly large if there is a significant increase in the Index Closing Level after the Final Measurement Period or the Call Measurement Period, as applicable, or if there is a significant decrease in the Index Closing Level around the Final Measurement Period or the Call Measurement Period, as applicable, or if there is significant volatility in the Index Closing Levels during the term of the notes.

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, you must request that we redeem at least 25,000 notes on any Business Day commencing on the first Redemption Date (December 18, 2019) through and including the Final Redemption Date. If you own fewer than 25,000 notes, you will not be able to elect to require us to redeem your notes. Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market. Because your request that we redeem your notes is irrevocable, this will subject you to loss if the level of the Index decreases after we receive your request. Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described below. A trading market for the notes may not develop. Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes. Your notice to us to redeem your notes is irrevocable and must be received by us no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day. The Redemption Measurement Date is the Index Business Day following the applicable Redemption Notice Date. You will not know the Redemption Amount until after the Redemption Measurement Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the applicable Redemption Measurement Date. As a result, you will be exposed to market risk in the event the level of the Index fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

Significant aspects of the tax treatment of the notes are uncertain and certain aspects may make the notes less suitable for certain non-U.S. investors.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

PS-17

Moreover, certain investors that are not “United States persons” for U.S. income tax purposes may incur U.S. tax obligations as a result of an investment in the notes.

Please read carefully the section entitled “Supplemental Tax Considerations” in the product supplement and in this pricing supplement. You should consult your tax advisor about your own tax situation.

Risks Relating to Liquidity and the Secondary Market

The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Intraday Indicative Value at any point in time of an Index Business Day or Partial Index Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s or Partial Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 2. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s or Partial Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday.

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event the investor sells such notes at a time when such premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment based on the closing Indicative Note Value of the notes during the Call Measurement Period. See “— There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” below. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Value of the notes. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

Publication of the Intraday Indicative Value may be delayed, particularly if the publication of the intraday Index value is delayed. See “Intraday Value of the Index and the Notes—Intraday Indicative Note Values.”

There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market.

The notes have been listed on the NYSE under the ticker symbol “MJO”. No assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained. We are not required to maintain any listing of the notes on any securities exchange.

PS-18

If the notes are delisted, they will no longer trade on a national securities exchange. Trading in delisted notes, if any, would be on an over-the-counter basis. If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all. We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the notes; however, the notes may trade at a significant discount to their indicative value. If a holder had paid a premium over the Intraday Indicative Value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and may be unable to sell the notes in the secondary market.

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold at least 25,000 notes.

As stated on the cover of this pricing supplement, we sold a portion of the notes on the Initial Trade Date, and the remainder of the notes may be offered and sold from time to time, through BMOCM, our affiliate, as agent, to investors and dealers acting as principals. Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, and we or BMOCM may purchase notes from holders in amounts and at prices that may be agreed from time to time, although none of us are required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes. There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their Intraday Indicative Value or Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market. You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this pricing supplement, including the condition that you must request that we redeem a minimum of 25,000 notes on any Redemption Date.

We may sell additional notes at different prices but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.

In our sole discretion, we may decide to issue and sell additional notes from time to time at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. The price of the notes in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of such notes. Additionally, any notes held by us or an affiliate in inventory may be resold at prevailing market prices. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time. If we start selling additional notes, we may stop selling additional notes for any reason, which could materially and adversely affect the price and liquidity of such notes in the secondary market.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the Indicative Note Value could lead to significant losses if you sell those notes at a time when that premium is no longer present in the marketplace or if the notes are called at our option. If we call the notes prior to maturity, investors will receive a cash payment in an amount equal to the Call Settlement Amount, which will not include any premium. Investors should consult their financial advisors before purchasing or selling the notes, especially if they are trading at a premium.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that, generally, the Index level on any day will affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other.

PS-19

The notes are subject to intraday purchase risk.

The notes may be purchased in the secondary market at prices other than the closing Indicative Note Value, which will have an effect on the effective leverage amount of the notes. Because the exposure is fixed each night following an Index Business Day and does not change intraday as the level of the Index moves in favor of the notes (i.e., the level of the Index increases), the actual exposure in the notes decreases. The reverse is also true. The table below presents the hypothetical exposure an investor has (ignoring all costs, fees and other factors) when purchasing a note intraday given the movement of the level of the Index since the closing level of the Index on the prior Index Business Day. The resulting effective exposure amount will then be constant for that purchaser until the earlier of (i) a sale or (ii) the end of the relevant day. The table below assumes the closing Indicative Note Value for the notes was $50 on the prior Index Business Day and the closing level of the Index on the prior Index Business Day was 100.00.

A	B	C	D	E
Index Level	% Change in Index	Hypothetical Price for 2x Notes C=$50*(1+2*B)	Hypothetical Notional Exposure for 2x Notes D=$50*(1+B)*2	Effective Leverage Amount of 2x Notes E=D/C
120.00	20%	$70.00	$120.00	1.71
115.00	15%	$65.00	$115.00	1.77
110.00	10%	$60.00	$110.00	1.83
105.00	5%	$55.00	$105.00	1.91
104.00	4%	$54.00	$104.00	1.93
103.00	3%	$53.00	$103.00	1.94
102.00	2%	$52.00	$102.00	1.96
101.00	1%	$51.00	$101.00	1.98
100.00	0%	$50.00	$100.00	2.00
99.00	-1%	$49.00	$99.00	2.02
98.00	-2%	$48.00	$98.00	2.04
97.00	-3%	$47.00	$97.00	2.06
96.00	-4%	$46.00	$96.00	2.09
95.00	-5%	$45.00	$95.00	2.11
85.00	-15%	$35.00	$85.00	2.43
80.00	-20%	$30.00	$80.00	2.67

The table above shows that if the level of the Index increases during an Index Business Day or Partial Index Business Day, your effective exposure decreases from two times leveraged long. For example, if the level of the Index increases by 20%, your effective exposure decreases from 2.00 to 1.71x.

The table above also shows that if the level of the Index decreases during an Index Business Day or Partial Index Business Day, your effective exposure increases from two times leveraged long. For example, if the level of the Index decreases by 20%, your effective exposure increases from 2.00 to 2.67.

Please note that the daily leverage of the notes will not reset on any Partial Index Business Day. Accordingly, on a Partial Index Business Day, your effective exposure to increases in the level of the Index may be further decreased, so that you will not benefit from the leverage feature of the notes. Similarly, your effective exposure on a Partial Index Business Day to decreases in the level of the Index may be further increased, so that you may incur additional losses in the value of the notes.

PS-20

Risks Relating to Conflicts of Interest and Hedging

Please see the discussion in the product supplement under the caption “Risk Factors—Risks Relating to Conflicts of Interest and Hedging” for important information relating to the different roles that we and our affiliates will play in connection with the offering of the notes, and the variety of conflicts of interest that may arise.

Risks Relating to the Index

The companies included in the Index are subject to risks relating to U.S. laws and regulations.

In the United States, the possession and use of “marijuana,” even for medical purposes, is illegal under federal and certain state laws, and has been designated a Schedule I controlled substance under the U.S. Controlled Substances Act (the “CSA”). As a result, under the categorization scheme of the CSA, it has a high potential for abuse, has no currently “accepted medical use” in the United States, lacks accepted safety for use under medical supervision, and may not be prescribed, marketed or sold in the United States. Prior to the enactment of the Agricultural Improvement Act of 2018, also known as the “2018 Farm Bill,” marijuana meant, “all parts of the plant Cannabis sativa L., whether growing or not; the seeds thereof; the resin extracted from any part of such plant; and every compound, manufacture, salt, derivative, mixture, or preparation of such plant, its seeds or resin,” except that it does not include “the mature stalks of such plant, fiber produced from such stalks, oil or cake made from the seeds of such plant, any other compound, manufacture, salt, derivative, mixture, or preparation of such mature stalks (except the resin extracted therefrom), fiber, oil, or cake, or the sterilized seed of such plant which is incapable of germination.” The 2018 Farm Bill removed “hemp” from the definition of marijuana in the CSA. “Hemp” means “the plant Cannabis sativa L. and any part of that plant, including the seeds thereof and all derivatives, extracts, cannabinoids, isomers, acids, salts, and salts of isomers, whether growing or not, with a delta-9 tetrahydrocannabinol concentration of not more than 0.3 percent on a dry weight basis. In other words, cultivation, processing, marketing, and sale of hemp, and any cannabinoid derived from hemp, that is produced by an authorized grower in accordance with the 2018 Farm Bill, associated federal U.S. Department of Agriculture (“USDA”) regulations, and applicable state regulations is legal in the U.S.

The first plant-derived, purified pharmaceutical-grade cannabidiol (“CBD”) medication, Epidiolex, was approved in the United States in mid-2018 for the treatment of two rare forms of epilepsy. Because the CBD in Epidiolex is derived from marijuana, a controlled substance, the manufacturer of the drug was required to perform studies of the misuse and abuse potential for its drug, an oral solution containing no more than 0.1% THC. In September 2018, the U.S. Drug Enforcement Administration (the “DEA”), the agency charged with enforcement of the CSA, announced that Epidiolex would be a Schedule V drug, allowing the manufacturer to legally market and distribute the drug in the United States. Facilities conducting research, manufacturing, distributing, importing or exporting, or dispensing controlled substances must be registered (licensed) to perform these activities and have the security, control, recordkeeping, reporting and inventory mechanisms required by DEA to prevent drug loss and diversion. These constraints may significantly impair the ability of certain companies included in the Index to pursue medical marijuana research or to otherwise cultivate, possess or distribute marijuana in the United States.

Meanwhile, no drug product containing the cannabinoid delta-9- tetrahydrocannabinol (“THC”) derived from marijuana has been approved by the U.S. Food and Drug Administration (the “FDA”) or obtained registrations from the DEA for commercial production. THC is considered the psychoactive component of cannabis. The DEA may never issue the registrations required for the commercialization of THC-containing drug products derived from marijuana. However, FDA has approved synthetic THC (dronabinol) drug products Marinol and Syndros for therapeutic uses in the United States. Another FDA-approved drug, Cesamet, contains the active ingredient nabilone, which has a chemical structure similar to THC and is synthetically derived. Dronabinol and nabilone are DEA Schedule II controlled substances. Although oral cannabinoids have been shown to have similar or improved efficacy compared with conventional anti-emetics for the resolution of nausea and/or vomiting in patients with cancer, there can be no assurances that any similar or other approvals will be granted in the future.

PS-21

The FDA determined in late 2018 that certain hemp seed products, which do not naturally contain CBD or THC, may be legally used in the U.S. food supply. But the agency has acknowledged that “[t]he current regulatory state of play is more complex when it comes to hemp products that contain CBD.” Since that time, the U.S. market has been flooded with dietary supplements, foods, and cosmetics containing CBD, a development likely based on misperception and confusion regarding the legal status of the cannabinoid. The origin of the CBD in these products is usually not easily traceable, but it is likely that a good deal of it comes from marijuana rather than hemp, making many of these products subject to Schedule I controls and FDA enforcement for marketing of an unapproved drug. Even if the CBD is derived from hemp, and therefore not subject to the CSA, the approval of Epidiolex creates a presumptive legal barrier, under federal law, to the incorporation of CBD in foods, dietary supplements, and cosmetics.

The Federal Food, Drug, and Cosmetic Act (the “FDCA”) provisions that prohibit adding an active drug ingredient to foods or marketing an active drug ingredient as a dietary supplement contain an exception for when a drug was marketed in foods or dietary supplements prior to the drug’s approval and before it was subject to substantial clinical investigations. Based on both the approval of Epidiolex, as well as previous substantial clinical investigations of CBD, the FDA asserts that CBD cannot be legally marketed as a dietary supplement or be added to foods. The FDA claims it is not aware of any evidence that CBD was marketed in foods or dietary supplements prior to it being subject to substantial clinical investigation, and has therefore concluded this exception does not apply to CBD. Currently, the FDCA may make an exception through notice and comment rulemaking to one or both of the provisions that prohibit adding active drug ingredients to foods or marketing them as dietary supplements. In the past, the agency has not viewed such a possibility favorably and has also articulated concerns that “widespread availability of CBD in products like foods or dietary supplements could reduce commercial incentives to study CBD for potential drug uses, which would be a loss for patients.” Similarly, when a cosmetic contains a product that is “intended to affect the structure or any function of the body of man or other animals” or “intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease,” it is also a drug under the FDCA and would be regulated by FDA as such.

In summary, although U.S. federal law has recently expanded the permissible uses of the cannabis plant, it remains heavily regulated, and future federal or state legislation could change its legal status at any time. Further, federal law criminalizing the use of marijuana continues to apply, despite laws in more than half of the states as well as the District of Columbia that legalize its use for medicinal purposes. This complex regulatory structure may negatively impact the value of the Index components, and the companies included in the Index may never be able to legally produce and sell products in the United States, which could adversely impact their ability to grow.

The laws, regulations and guidelines generally applicable to the cannabis industry in Canada and other countries impact the ability of Canadian companies included in the Index to continue business as currently conducted or proposed to be conducted, and they are subject to change.

In Canada, the cannabis industry is a relatively new industry. Prior to October 17, 2018, only the production and sale of medical cannabis was permitted. As of October 17, 2018, the Cannabis Act (Canada) and the regulations thereunder set out a strict regulatory regime for controlling the production, distribution, sale and possession of both adult-use (recreational) and medical cannabis. The majority of companies participating in the Canadian cannabis industry today provide products or services in both the adult-use (recreational) and medical cannabis markets.

Health Canada, a department of the Canadian federal government, administers, applies and enforces the regulatory regime at a federal level. Health Canada’s administration and enforcement of the regulatory regime may significantly delay or impact the ability of medical cannabis companies included in the Index to participate in the Canadian medical cannabis market or medical cannabis markets outside Canada, to develop medical cannabis products, and to produce and sell these medical cannabis products. Further, Health Canada may change its administration, interpretation or application of the applicable regulations or their compliance or enforcement procedures at any time. Any changes of this kind could require these companies to revise their ongoing compliance procedures, requiring them to incur increased compliance costs and expend additional resources. In addition to regulation under the Cannabis Act and Cannabis Regulations, adult-use cannabis is also regulated at a provincial and territorial level in respect of matters including but not limited to distribution, retail sale and product classes available for sale. There is no assurance that these companies will be able to comply or continue to comply with applicable regulations.

PS-22

In addition to U.S. and Canadian laws and regulations, the companies included in the Index are subject to various laws, regulations and guidelines relating to the manufacture, management, transportation, storage and disposal of marijuana (also referred to as cannabis in Canada), as well as being subject to laws and regulations relating to health and safety, the conduct of operations and the protection of the environment. Even if a company's operations are permitted under current law, they may not be permitted in the future, in which case, that company may not be in a position to carry on its operations in its current locations. Additionally, controlled substance legislation differs between countries, and legislation in certain countries may restrict or limit the ability of certain companies to sell their products. Since the use of marijuana is illegal under United States federal law, federally regulated banking institutions may be unwilling to make their financial services available to growers and sellers of marijuana.

On October 17, 2019, amendments to the Cannabis Act (Canada) and Cannabis Regulations (Canada) came into effect, authorizing three new permitted classes of adult-use (non-medical) cannabis: edible cannabis, cannabis extracts and cannabis topicals. The amendments also introduced new regulatory requirements regarding the production, sale, content and product specifications, packaging and licensing requirements of the new product classes. The effect of Health Canada’s administration, application and enforcement of the amendments on the companies included in the Index and the interpretation and application of the amendments is still developing and subject to change. There is no assurance that the companies will be able to comply with these new regulations.

Companies included in the Index may not be able to successfully develop new products or commercialize such products.

Amendments to the Cannabis Act and Cannabis Regulations permitting new classes of cannabis came into effect on October 17, 2019. Strategic initiatives around new products involve significant investment of management time and resources in order to successfully execute and maintain novel products that may not generate sufficient market demand. Additionally, there can be no guarantee that such new product offerings, even if successfully developed, will generate an appropriate return on investment. The development of new products could result in diversion of management attention, a strain on existing financial and other resources or a lack of product demand, any of which could have a material adverse effect on the business, results of operations and financial condition of the companies included in the Index.

The Canadian companies included in the Index are dependent upon regulatory approvals and licences for their ability to grow, process, package, store and sell cannabis and other products derived therefrom, and these regulatory approvals are subject to ongoing compliance requirements, reporting obligations and fixed terms requiring renewal.

Companies included in the Index with Canadian business operations are dependent on licenses issued by Health Canada, which must be periodically renewed. A holder of a cannabis license under the Cannabis Act (Canada) and Cannabis Regulations (Canada) must apply to renew its license on or before the license expiration date. Following receipt of the renewal application, Health Canada will confirm the security clearance status of all relevant individuals, confirm the status of any applicable fees paid, and confirm the status of any applicable licenses issued by the Canada Revenue Agency under the Excise Act, 2001 (Canada). Health Canada may also conduct an inspection to verify compliance or ask the license holder to provide additional information. A renewed license with a new expiration date will be issued once Health Canada confirms that all requirements have been met. Failure to comply with applicable regulations, comply with the requirements of the licenses or any failure to renew the licenses could result in:

•	extensive changes to operations,
•	regulatory or agency proceedings or investigations,
•	revocation of licences and permits,
•	increased compliance costs,
•	restrictions on operations,
•	reputational harm, and
•	material civil or criminal damages, fines or liabilities.

PS-23

There can be no assurance that Health Canada will renew the license of any license holder, or that those renewals will occur in a timely fashion or on terms similar to their existing licenses or otherwise acceptable to them. Any addition of new facilities or the expansion of a company’s business at existing facilities requires the approval of Health Canada, and there is no assurance that Health Canada will grant those approvals. Health Canada requires new applicants for cannabis licenses under the Cannabis Act (Canada) to have a fully built site that meets all the requirements of the Cannabis Regulations (Canada) at the time of their application, as well as satisfying other application criteria. Further, according to Health Canada, it will not substantively review license applications until the facilities associated with the license applications are fully constructed and meet all the requirements of the Cannabis Regulations (Canada). Any delay in renewing or granting a license, revocation of an existing license, refusal to grant a license or change in the terms of license could materially adversely impact a company’s expected future operations, and in turn, the value of the notes.

The retail distribution of adult-use cannabis is dependent on the provincial or territorial regulatory framework of that province or territory, and the ability of that province or territory to build a retail distribution network successfully and in a timely manner.

The cannabis industry and market is relatively new in Canada, and this industry and market may not continue to exist or develop or the medical cannabis companies included in the Index may ultimately be unable to succeed in this industry and market.

The medical cannabis companies included in the Index are operating in a still-nascent cannabis industry and market. Given the nature of the product and applicable regulatory framework, they need to make significant investments in their business strategy and production capacity in circumstances where there is a general lack of information about the potential size, economics and risks of the medical cannabis market. These investments include introducing new products into the markets in which they operate, adopting quality assurance protocols and procedures, building their international presence and undertaking regulatory compliance efforts. These activities may not promote their medical products as effectively as intended, or at all. Consumer preferences, patient requirements and spending patterns in this industry and market are relatively unknown and may have unique circumstances that differ from other existing industries and markets, which may cause these companies’ efforts to further their businesses to be unsuccessful or to have undesired consequences. The Cannabis Act (Canada) also permits patients to produce a limited amount of cannabis for their own purposes or to designate a person to produce a limited amount of cannabis on their behalf, which could potentially reduce the market for the medical cannabis products produced by these companies. Accordingly, there is no assurance that the industry and market will continue to exist and grow, or that the market will be large enough for those companies to succeed. Any circumstance of this kind that affects the medical cannabis industry and market as a whole could have a material adverse effect on these companies and, in turn, on the value of the notes.

There has been limited study of the effects of medical cannabis and future clinical research studies may lead to conclusions that dispute or conflict with current understanding and belief regarding the medical benefits, viability, safety, efficacy, dosing and social acceptability of cannabis.

Research regarding the medical benefits, viability, safety, efficacy and dosing of cannabis or isolated cannabinoids (such as CBD and THC) remains in its early stages. There have been few clinical trials on the benefits of cannabis or isolated cannabinoids conducted by the companies included in the Index.

Future research and clinical trials may draw opposing conclusions to statements contained in the articles, reports and studies the companies included in the Index have relied on or could reach different or negative conclusions regarding the medical benefits, viability, safety, efficacy, dosing or other facts and perceptions related to medical cannabis, which could adversely affect the demand for their products and the value of the notes.

In Canada, it is not permissible to make any therapeutic or health claims in respect of adult-use cannabis or medical cannabis.

The companies included in the Index are subject to risks inherent in an agricultural business, including the risk of crop failure.

Certain companies included in the Index have businesses that involve, or are dependent on, the growing of cannabis, an agricultural product. These businesses are subject to the risks inherent in any agricultural business, such as insects, plant diseases and similar agricultural risks, potentially even if that growing is conducted indoors under climate controlled and monitored conditions.

PS-24

The companies included in the Index have businesses that are dependent on a number of factors and costs, including raw materials, supplies and equipment related to their operations, as well as electricity, water and other utilities. Cannabis growing operations consume considerable energy, making these companies vulnerable to rising energy costs. Any significant interruption, price increase or negative change in the availability or economics of the supply chain for key inputs and, in particular, rising or volatile energy costs could curtail or preclude their ability to continue production.

The transportation of cannabis products is subject to disruptions in transportation services.

Despite retail distribution networks implemented in Canadian provinces and territories, the companies included in the Index may depend in part on fast, cost-effective and efficient mail or courier services to distribute their products. Any prolonged disruption of these services could have an adverse effect on their financial condition and results of operations. Rising costs associated with shipping their products may also adversely impact their businesses and their ability to operate profitably.

Trade of adult-use cannabis within Canada may be restricted by the Canadian Free Trade Agreement.

The Canadian Free Trade Agreement, which generally reduces or eliminates the barriers to the free movement of persons, goods, services, and investments within Canada, specifically excludes cannabis for non- medical (adult-use) purposes from its scope. Instead, it leaves the intra-Canadian movement of non-medical (adult-use) cannabis to future negotiations among the Canadian provinces and territories. There is a risk that the outcome of the negotiations will result in the interprovincial and interterritorial trade of cannabis for non-medical purposes in Canada being entirely restricted or subject to conditions that will negatively impact the ability of companies included in the Index to sell cannabis in provinces and territories in which they do not have cultivation and production facilities, including those in which the companies have already executed agreements or been approved to supply cannabis to retailers.

There can be no assurance that the market for cannabis products in international markets will continue to develop, or that the companies included in the Index will be able to serve international markets.

There can be no assurance that any market for cannabis products will develop or continue to exist in any jurisdiction. The companies included in the Index may not have the ability to export products grown in one jurisdiction to any other jurisdiction, either due to the absence of market demand or as a result of regulatory restrictions on the export or import of cannabis.

The Cannabis Regulations under the Cannabis Act set out the restrictions pertaining to the import and export of cannabis in Canada which is only permitted for medical or scientific purposes. The import and export of cannabis for any other purposes (such as distribution or sale for non-medical purposes) is strictly prohibited.

The long-term effect of the legalization of adult-use cannabis in Canada on the medical cannabis industry is unknown, and it may have a significant negative effect on medical cannabis businesses if existing or future medical cannabis customers decide to purchase products available in the adult-use market instead of purchasing cannabis products through the medical-use market.

As a result of the legalization of adult-use cannabis in Canada, individuals who currently rely on the medical cannabis market to supply their medical cannabis and cannabis-based products may instead turn to the adult-use cannabis market to supply their cannabis and cannabis-based products. Factors that will influence this decision include the price of medical cannabis products in relation to similar adult-use cannabis products, the amount of active ingredients in medical cannabis products in relation to similar adult-use cannabis products, the types of cannabis products available to adult users and limitations on access to adult-use cannabis products imposed by the regulations under the Cannabis Act and the legislation governing distribution and retail sales in each individual province and territory of Canada. These factors could reduce the profitability of the medical-use cannabis market. Further, individuals who utilize cannabis obtained from unregulated, non-legally compliant sources may continue to do so, diminishing the profitability of the legally-compliant market.

PS-25

Competition from the illicit cannabis market could impact the ability of the companies included in the Index to succeed.

The companies included in the Index face competition from unlicensed and unregulated market participants, including illegal dispensaries and illicit market suppliers selling cannabis and cannabis-based products. Despite the legalization of medical and adult-use cannabis in Canada, illicit market operations remain abundant and are a substantial competitor to companies included in the Index. In addition, illegal dispensaries and illicit market participants may be able to offer products with higher concentrations of active ingredients that are either expressly prohibited or impracticable to produce under current regulations, brand products more explicitly, and ( describe/discuss intended effects of products. As these illicit market participants do not comply with the regulations governing the medical and adult-use cannabis industry in Canada, their operations frequently have significantly lower costs.

As a result of the competition presented by the illicit market for cannabis, any unwillingness by consumers and patients utilizing these unlicensed distribution channels to begin purchasing from legal sources for any reason or any inability or unwillingness of law enforcement authorities to enforce laws prohibiting the unlicensed cultivation and sale of cannabis and cannabis-based products could result in the perpetuation of the illicit market for cannabis, (adversely affect the market share of the companies listed in the Index and (adversely impact the public perception of cannabis use and licensed cannabis producers and dealers, all of which could have a materially adverse effect on business, operations and financial condition of the companies listed in the Index. Furthermore, given the restrictions on cannabis retail, including those related to COVID-19, it is possible that legal cannabis consumers revert to the illicit market as a matter of convenience.

The cannabis market in Canada has experienced, and may in the future experience, supply and demand fluctuations. A surge in demand for cannabis may result in supply shortages in the short term, leading to increases in production in the longer term, as a result of which supply of cannabis could exceed demand, which may cause the revenues of the companies included in the Index to fluctuate.

As a result of the legalization of adult-use cannabis in Canada, the initial demand for cannabis resulted in significant supply shortages. Licensed producers were not, and in the future may not, be able to produce enough cannabis to meet the collective demand of the Canadian medical and adult-use markets, resulting in lower than expected sales and revenues by these producers. This may in turn result in increased prices, increases in out-of-stock products and consumers opting to buy cannabis on the illicit market.

In response to a surge in demand for cannabis, or as a result of other factors, cannabis producers in Canada may produce more cannabis than is needed to satisfy the collective demand of the Canadian medical and adult-use markets, and be unable to export that oversupply into other markets. Demand for cannabis, and particularly adult-use cannabis, may decline significantly after the initial novelty of legally-available cannabis and cannabis products has worn off. In addition, the barriers to entry into the Canadian cannabis market are low, as the most significant hurdle to becoming a licensed produced is obtaining a license from Health Canada. There are currently a significant number of applications for licensed producer status being processed by Health Canada. As a result, the available supply of cannabis could exceed demand, resulting in a significant decline in the market price for cannabis. If this were to occur, there is no assurance that the companies included in the Index would be able to generate sufficient revenue from the sale of cannabis products to be profitable.

Companies included in the Index are constrained by law in their ability to market products in Canada.

The development of business and operating results of the companies included in the Index may be hindered by applicable restrictions on production, sales and marketing activities imposed on licensed producers under the Cannabis Act and its regulations. Cannabis products are subject to restrictions with respect to product formats, product packaging and labelling. In addition, the Cannabis Act sets out broad prohibitions on the promotion of cannabis. Subject to certain limited exceptions, it is prohibited to promote cannabis, a cannabis accessory or any services related to cannabis. Examples of the promotional restrictions include: prohibitions on testimonials and endorsements, lifestyle branding, and promotion that is appealing to young persons. In addition, provincial and territorial legislation may add another layer of regulation in this respect, such as prohibition on inducements to increase the sale of a particular type of cannabis. As a result, portfolios of brands and products must be specifically tailored, and marketing activities carefully structured, to comply with individual provincial and territorial rules and regulations. These restrictions may preclude the companies included in the Index from establishing branding successfully, effectively marketing cannabis products or competing for market share, and may impose costs that cannot be absorbed through increased selling prices for cannabis products.

PS-26

The cannabis industry may receive unfavorable publicity or become subject to negative consumer or investor perception.

The cannabis industry is highly dependent upon positive consumer and investor perception regarding the benefits, safety, efficacy and quality of the cannabis distributed to consumers and the methods of its consumption. The perception of the cannabis industry and cannabis products, currently and in the future, may be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements, media attention and other publicity (whether or not accurate or with merit) both in Canada and in other countries relating to the consumption of cannabis products, including unexpected safety or efficacy concerns arising with respect to cannabis products, consumption methods or the activities of industry participants. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the cannabis market or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for cannabis products. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis or its methods of consumption, or associating the consumption of cannabis with illness or other negative effects or events, could adversely affect the companies included in the Index. This adverse publicity could arise even if the adverse effects associated with cannabis products resulted from consumers’ failure to use these products legally, appropriately or as directed.

In addition, the patterns of cannabis consumption in Canada and elsewhere in the world may shift over time due to a variety of factors, including changes in demographics, social trends, public perception of safety or social acceptability, sales and distribution methods, public health polices and other consumption behaviors. If consumer preferences were to move away from cannabis products in general, or the companies included in the Index are unable to anticipate and respond effectively to shifts in consumer behaviors, the trading prices of their securities may decline, adversely affecting the value of the notes.

The Cannabis Act and the Cannabis Regulations will be subject to review and any changes may impact the companies included in the Index and their ability to continue business as currently conducted or proposed to be conducted.

Three years following the Cannabis Act and the Cannabis Regulations coming into force (i.e., October 17, 2021), a review of the Cannabis Act and the Cannabis Regulations is required by statute. This will include a review of the impact on public health, and in particular, on the health and consumption habits of young persons in respect of cannabis use, the impact of cannabis on Indigenous persons and communities, and the impact of the cultivation of cannabis plants in a dwelling-house. No later than 18 months after the day on which the review begins, a report on the review, including any findings or recommendations resulting from the review, must be laid before the Parliament of Canada for consideration. There is no assurance that the companies included in the Index will be able to comply with any changes to the regulatory regime for cannabis, or continue business as currently conducted or proposed to be conducted.

The companies included in the Index are subject to a variety of risks relating to economic sectors other than the cannabis industry.

The Index is designed to track the performance of companies that provide products or services related to the medical or industrial use of cannabis or products derived from cannabis. However, companies may be included in the Index even if only a relatively small portion of their activities relate to these products and services. Accordingly, many of the companies included in the Index, face business and operating risks relating to a variety of other industries. Even if some or all of these companies derive significant returns from their products and services relating to cannabis, their securities may decline in value due to factors that are unrelated to the industry risk factors described in this document.

PS-27

For example, many of the companies included in the Index offer other products and services in the pharmaceutical or healthcare industry. The profitability of these companies is largely dependent on, among other things, demand for the companies’ products, safety of the companies’ products, regulatory influences on these markets (including receipt of regulatory approvals and compliance with complex regulatory requirements), pricing and reimbursement from third party payors, continued innovation, talent attraction and retention, maintaining intellectual property rights and intense industry competition. Any negative developments affecting these sectors could affect adversely impact the value of these securities, the level of the Index, and the value of the notes.

The Index has limited actual historical information.

The Index was launched on November 8, 2019. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to an Index with a more established record of performance.

The historical performance of the Index should not be taken as an indication of its future performance. While the trading prices of the Index constituents will determine the Index level, it is impossible to predict whether the Index level will fall or rise. Trading prices of the Index constituents will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, tax, political and other factors that can affect the capital markets generally and the equity trading markets on which the Index constituents are traded, and by various circumstances that can influence the prices of the Index constituents. Due to the relatively small number of Index constituents, the level of the Index may be materially affected by changes in the level of a small number of Index constituents, or even one Index constituent.

The Index Sponsor may adjust the Index in a way that may affect its level, and the Index Sponsor and the Index Calculation Agent have no obligation to consider your interests.

Indxx, LLC (“Indxx”), as the Index Sponsor, is responsible for maintaining the Index. The Index Sponsor can add, delete or substitute an Index constituent or make other methodological changes that could change the Index level. The Index Sponsor will determine, for example, which companies have an appropriate business for inclusion in the Index. Changes to the Index constituents may affect the Index, as a newly added equity security may perform significantly better or worse than the Index constituent or constituents it replaces. Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. Neither Solactive, as the Index Calculation Agent, nor Indxx, as the Index Sponsor and Index Administrator, has any obligation to consider your interests in calculating or revising the Index, and you will not have any rights against Solactive or Indxx if either takes any such action. See “The Index.”

We and our affiliates have no affiliation with Solactive or Indxx and are not responsible for any of their public disclosure of information.

We and our affiliates are not affiliated with Solactive, as the Index Calculation Agent, nor Indxx, as the Index Sponsor and Index Administrator (in each case except for licensing arrangements discussed under “The Index — License Agreement”) and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the notes and the payment at maturity, call or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call or upon early redemption will be determined by the Calculation Agent in its sole discretion. See “Specific Terms of the Notes — Market Disruption Events” and “— Calculation Agent.”

Neither Solactive, as the Index Calculation Agent, nor Indxx, as the Index Sponsor and Index Administrator, is involved in the offering of the notes in any way and they do not have any obligation of any sort with respect to your notes. We are not affiliated with Solactive or Indxx, and they do not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of the notes.

PS-28

We have derived the information about Solactive, Indxx and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates have undertaken any independent review of the publicly available information about Solactive, Indxx or the Index contained in this pricing supplement. You, as an investor in the notes, should make your own independent investigation into Solactive, Indxx, and the Index.

The Index Calculation Agent may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index.

The Index Calculation Agent is under no obligation to continue to calculate the intraday Index value and end-of-day official closing value of the Index, or to calculate similar values for any successor index. If the Index Calculation Agent discontinues such public disclosure, we may not be able to provide the Intraday Indicative Values related to the Index or the Intraday Indicative Value of the notes.

A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of its focus industry.

As of the date of this pricing supplement, the Index consists of only 16 Index components. Any reduction in the market price of any of those stocks is likely to have a substantial adverse impact on the Index Closing Level and the value of the notes. Significant changes to any of these stocks or their issuers, including a merger or similar transaction, will have a more material impact on the level of the Index as compared to a more diversified index. Due to the relatively small number of Index constituents, those Index constituents and the Index itself may not necessarily follow the price movements of other companies in the industry tracked by the Index. If the Index constituents decline in value, the Index will also decline in value, even if stock prices of other companies in the industry generally increase in value. Giving effect to leverage, negative changes in the performance of one Index constituent will be magnified and have a material adverse effect on the value of the notes. See “Summary—Path Dependence and Daily Leverage Reset” in the product supplement.

An Index constituent may be replaced upon the occurrence of certain adverse events.

An exchange may delist an Index constituent. Procedures have been established by the Index Sponsor to address such an event. There can be no assurance that the replacement or delisting of the Index constituents, or any other force majeure event, will not have an adverse or distortive effect on the Index level or the manner in which it is calculated and, therefore, may have any adverse impact on the value of the notes. An Index constituent may also be removed from the Index, as described under “The Index.”

We are not currently affiliated with any of the constituent issuers.

We are not currently affiliated with any of the constituent issuers. As a result, we have no ability, nor expect to have the ability in the future, to control the actions of such constituent issuers, including actions that could affect the value of the Index constituents or the value of your notes, and we are not responsible for any disclosure made by any other company. None of the money you pay us will go to any of the constituent issuers represented in the Index and none of the constituent issuers will be involved in the offering of the notes in any way. The constituent issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

In the event we become affiliated with any of the constituent issuers, we will have no obligation to consider your interests as a holder of the notes in taking any action with respect to such constituent issuer that might affect the value of your notes.

PS-29

An investment in the notes is subject to risks associated with foreign securities markets.

As discussed in this document, the Index tracks the value of certain Canadian equity securities. You should be aware that investments in securities linked to the value of non-U.S. equity securities involve particular risks. The Canadian securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect the Canadian markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these Canadian securities markets, as well as cross-shareholdings in Canadian companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about companies that are traded only in Canada than about those companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Canadian companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The level of the Index will only be calculated on trading days on which the U.S. markets are open for trading. Accordingly, there may be significant changes in the value of one or more of the Canadian securities that are included in the Index, but which will not be reflected in the Index until the U.S. markets are open for trading. Accordingly, you may not be able to determine the value of the notes at times when there are significant changes in the value of one or more Index constituents.

PS-30

HYPOTHETICAL EXAMPLES

Hypothetical Payment at Maturity

The following examples and tables illustrate how the notes would perform at maturity in hypothetical circumstances. They are intended to highlight how the return on the notes is affected by the daily performance of the Index, fees, leverage, compounding and path dependency. For ease of review, the hypotheticals cover a 22-day period.

The resetting of the leverage on each Index Business Day is likely to cause each note to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the level of the Index. The “decay” effect refers to a likely tendency of the notes to lose value over time. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate- or long-term investment is very likely to sustain significant losses, even if the Index appreciates over the relevant time period. Although the decay effect is more likely to impact the return on the notes the longer the notes are held, the decay effect can have a significant impact on the note performance even over a period as short as two days. The notes are suitable only for sophisticated investors. If you invest in the notes, you should continuously monitor your holdings of the notes and make investment decisions at least on each trading day.

We have included examples in which the Index level alternatively increases and decreases at a constant rate of 3.00% per day, with the Index level dropping by one point by day 22 (Example 1) and a Note Return of -4.02%, and an example in which the Index level decreases at a constant rate of 3.00% per day, decreasing 48.83 points by day 22 (Example 2) and a Note Return of -74.40%.

Examples 3 and 4 highlight the effect of volatility in the Index. In Example 3, the Index level increases by a constant 0.50% per day, with an increase of 11.6 points by day 22 and a Note Return of 24.31%. In contrast, the Index in Example 4, at day 22, has increased 11.93 points; however, due to the volatility of the Index on a daily basis, the Note Return is -7.41%, a 31.72% difference from the Note Return in Example 3. For ease of analysis and presentation, examples 1-4 assume that the notes were purchased on the Initial Trade Date at the Indicative Note Value and disposed of on the Maturity Date, no Market Disruption Events occurred and that the term of the notes is 22 days. In Examples 1-4, the Daily Investor Fee and the Daily Financing Charge assume that there are no weekends or holidays; every calendar day is assumed to be an Index Business Day, and not a Partial Index Business Day. We have not considered a call or early redemption for simplicity.

Table 1 illustrates the effect of two factors that affect the notes’ performance: Index volatility and Index return. Index volatility is a statistical measure of the magnitude of fluctuations in the returns of the Index and is calculated as the standard deviation of the natural logarithms of the Index Performance Factor (calculated daily), multiplied by the square root of the number of Index Business Days per year (assumed to be 252). Table 1 shows estimated note returns for a number of combinations of Index volatility and Index return over a one-year period. To isolate the impact of daily leveraged exposure, the table assumes no Daily Investor Fees, a Daily Financing Rate of 0% and that the volatility of the Index remains constant over time. If these assumptions were different, the notes’ performance would be different than that shown. If the effect of the Daily Investor Fee and the Daily Financing Rate were included, the notes’ performance would be different than shown.

Because the return on the notes is linked to a two times leveraged participation in the performance of the Index, compounded daily as described in this document, the notes might be incorrectly expected to achieve a 20% return on a yearly basis if the Index return was 10%, absent the effects of compounding. However, as Table 1 shows, with an Index volatility of 40%, and given the assumptions listed above, the notes would return 3.11%. In Table 1, shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the Index performance times 2.0 leverage; conversely areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the Index performance times 2.0 leverage.

PS-31

These examples and table highlight the impact of the Daily Investor Fee, leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. These hypothetical examples and tables should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the note, and the performance of the Index, the Indicative Note Value is dependent on the path taken by the Index level to arrive at its ending level. The figures in these examples and table have been rounded for convenience.

PS-32

Example 1: The Index level alternatively increases then decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	2
Daily Financing Factor	1
Daily Financing Rate	1.25%
Principal Amount	$50.00
Initial Index Level	100
Note Return	-4.02%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level* (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value* Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0					$0.0000		$100.00	$50.00	$50.00
1	103.0	3.0%	1.03	$0.0013	$0.0013	$0.00171	$103.00	$50.00	$53.00	5.99%
2	99.9	-3.0%	0.97	$0.0014	$0.0027	$0.00181	$102.81	$53.00	$49.81	-6.01%
3	102.9	3.0%	1.03	$0.0013	$0.0040	$0.00171	$102.62	$49.82	$52.80	5.99%
4	99.8	-3.0%	0.97	$0.0014	$0.0054	$0.00181	$102.43	$52.80	$49.63	-6.01%
5	102.8	3.0%	1.03	$0.0013	$0.0066	$0.00170	$102.23	$49.63	$52.60	5.99%
6	99.7	-3.0%	0.97	$0.0014	$0.0080	$0.00180	$102.05	$52.61	$49.44	-6.01%
7	102.7	3.0%	1.03	$0.0013	$0.0093	$0.00169	$101.85	$49.45	$52.41	5.99%
8	99.6	-3.0%	0.97	$0.0014	$0.0107	$0.00179	$101.67	$52.41	$49.26	-6.01%
9	102.6	3.0%	1.03	$0.0013	$0.0119	$0.00169	$101.48	$49.26	$52.21	5.99%
10	99.6	-3.0%	0.97	$0.0014	$0.0133	$0.00179	$101.29	$52.22	$49.08	-6.01%
11	102.5	3.0%	1.03	$0.0013	$0.0146	$0.00168	$101.10	$49.08	$52.02	5.99%
12	99.5	-3.0%	0.97	$0.0014	$0.0159	$0.00178	$100.92	$52.02	$48.89	-6.01%
13	102.4	3.0%	1.03	$0.0013	$0.0172	$0.00167	$100.72	$48.90	$51.82	5.99%
14	99.4	-3.0%	0.97	$0.0013	$0.0186	$0.00177	$100.54	$51.83	$48.71	-6.01%
15	102.4	3.0%	1.03	$0.0013	$0.0198	$0.00167	$100.35	$48.72	$51.63	5.99%
16	99.3	-3.0%	0.97	$0.0013	$0.0212	$0.00177	$100.17	$51.64	$48.53	-6.01%
17	102.3	3.0%	1.03	$0.0013	$0.0224	$0.00166	$99.97	$48.53	$51.44	5.99%
18	99.2	-3.0%	0.97	$0.0013	$0.0238	$0.00176	$99.79	$51.44	$48.35	-6.01%
19	102.2	3.0%	1.03	$0.0013	$0.0250	$0.00166	$99.60	$48.35	$51.25	5.99%
20	99.1	-3.0%	0.97	$0.0013	$0.0264	$0.00176	$99.42	$51.25	$48.17	-6.01%
21	102.1	3.0%	1.03	$0.0013	$0.0276	$0.00165	$99.23	$48.17	$51.06	5.99%
22	99.0	-3.0%	0.97	$0.0013	$0.0289	$0.00175	$99.05	$51.06	$47.99	-6.01%

PS-33

Example 2: The Index level decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	2
Daily Financing Factor	1
Daily Financing Rate	1.25%
Principal Amount	$50.00
Initial Index Level	100
Note Return	-74.40%
Cumulative Index Return	-48.83%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level* (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value* Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value* Daily Financing Factor + E + G	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.0				$0.0000		$100.00	$50.00	$50.00
1	97.0	-3.0%	0.97	$0.0013	$0.0013	$0.00171	$97.00	$50.00	$47.00	-6.01%
2	94.1	-3.0%	0.97	$0.0012	$0.0025	$0.00161	$91.17	$47.00	$44.17	-6.01%
3	91.3	-3.0%	0.97	$0.0011	$0.0037	$0.00151	$85.70	$44.18	$41.52	-6.01%
4	88.5	-3.0%	0.97	$0.0011	$0.0048	$0.00142	$80.55	$41.52	$39.03	-6.01%
5	85.9	-3.0%	0.97	$0.0010	$0.0058	$0.00134	$75.71	$39.03	$36.68	-6.01%
6	83.3	-3.0%	0.97	$0.0010	$0.0067	$0.00126	$71.17	$36.69	$34.48	-6.01%
7	80.8	-3.0%	0.97	$0.0009	$0.0076	$0.00118	$66.89	$34.48	$32.41	-6.01%
8	78.4	-3.0%	0.97	$0.0008	$0.0085	$0.00111	$62.87	$32.41	$30.46	-6.01%
9	76.0	-3.0%	0.97	$0.0008	$0.0093	$0.00104	$59.10	$30.46	$28.63	-6.01%
10	73.7	-3.0%	0.97	$0.0007	$0.0100	$0.00098	$55.55	$28.63	$26.91	-6.01%
11	71.5	-3.0%	0.97	$0.0007	$0.0107	$0.00092	$52.21	$26.92	$25.30	-6.01%
12	69.4	-3.0%	0.97	$0.0007	$0.0114	$0.00087	$49.08	$25.30	$23.78	-6.01%
13	67.3	-3.0%	0.97	$0.0006	$0.0120	$0.00081	$46.13	$23.78	$22.35	-6.01%
14	65.3	-3.0%	0.97	$0.0006	$0.0126	$0.00077	$43.36	$22.35	$21.01	-6.01%
15	63.3	-3.0%	0.97	$0.0005	$0.0131	$0.00072	$40.75	$21.01	$19.75	-6.01%
16	61.4	-3.0%	0.97	$0.0005	$0.0136	$0.00068	$38.31	$19.75	$18.56	-6.01%
17	59.6	-3.0%	0.97	$0.0005	$0.0141	$0.00064	$36.01	$18.56	$17.44	-6.01%
18	57.8	-3.0%	0.97	$0.0005	$0.0146	$0.00060	$33.84	$17.45	$16.40	-6.01%
19	56.1	-3.0%	0.97	$0.0004	$0.0150	$0.00056	$31.81	$16.40	$15.41	-6.01%
20	54.4	-3.0%	0.97	$0.0004	$0.0154	$0.00053	$29.90	$15.41	$14.49	-6.01%
21	52.7	-3.0%	0.97	$0.0004	$0.0158	$0.00050	$28.10	$14.49	$13.62	-6.01%
22	51.2	-3.0%	0.97	$0.0004	$0.0161	$0.00047	$26.42	$13.62	$12.80	-6.01%

PS-34

Example 3: The Index level increases by a constant 0.50% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	2
Daily Financing Factor	1
Daily Financing Rate	1.25%
Principal Amount	$50.00
Initial Index Level	100
Note Return	24.31%
Cumulative Index Return	11.60%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level* (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value* Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
					$0.0000		$100.00	$50.00	$50.00
1	100.5	0.5%	1.01	$0.0013	$0.0013	$0.00171	$100.50	$50.00	$50.50	0.99%
2	101.0	0.5%	1.01	$0.0013	$0.0026	$0.00173	$101.50	$50.50	$51.00	0.99%
3	101.5	0.5%	1.01	$0.0013	$0.0039	$0.00175	$102.51	$51.00	$51.51	0.99%
4	102.0	0.5%	1.01	$0.0013	$0.0053	$0.00176	$103.53	$51.51	$52.02	0.99%
5	102.5	0.5%	1.01	$0.0014	$0.0066	$0.00178	$104.56	$52.02	$52.53	0.99%
6	103.0	0.5%	1.01	$0.0014	$0.0080	$0.00180	$105.59	$52.54	$53.06	0.99%
7	103.6	0.5%	1.01	$0.0014	$0.0094	$0.00182	$106.64	$53.06	$53.58	0.99%
8	104.1	0.5%	1.01	$0.0014	$0.0108	$0.00184	$107.70	$53.59	$54.12	0.99%
9	104.6	0.5%	1.01	$0.0014	$0.0122	$0.00185	$108.78	$54.12	$54.65	0.99%
10	105.1	0.5%	1.01	$0.0014	$0.0136	$0.00187	$109.86	$54.66	$55.20	0.99%
11	105.6	0.5%	1.01	$0.0014	$0.0150	$0.00189	$110.95	$55.20	$55.75	0.99%
12	106.2	0.5%	1.01	$0.0015	$0.0165	$0.00191	$112.05	$55.75	$56.30	0.99%
13	106.7	0.5%	1.01	$0.0015	$0.0180	$0.00193	$113.16	$56.30	$56.86	0.99%
14	107.2	0.5%	1.01	$0.0015	$0.0194	$0.00195	$114.29	$56.86	$57.43	0.99%
15	107.8	0.5%	1.01	$0.0015	$0.0209	$0.00197	$115.43	$57.43	$58.00	0.99%
16	108.3	0.5%	1.01	$0.0015	$0.0224	$0.00199	$116.57	$58.00	$58.57	0.99%
17	108.8	0.5%	1.01	$0.0015	$0.0240	$0.00201	$117.73	$58.58	$59.16	0.99%
18	109.4	0.5%	1.01	$0.0015	$0.0255	$0.00203	$118.90	$59.16	$59.74	0.99%
19	109.9	0.5%	1.01	$0.0016	$0.0271	$0.00205	$120.08	$59.75	$60.34	0.99%
20	110.5	0.5%	1.01	$0.0016	$0.0286	$0.00207	$121.28	$60.34	$60.94	0.99%
21	111.0	0.5%	1.01	$0.0016	$0.0302	$0.00209	$122.48	$60.94	$61.54	0.99%
22	111.6	0.5%	1.01	$0.0016	$0.0318	$0.00211	$123.70	$61.55	$62.15	0.99%

PS-35

Example 4: The Index level increases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	2
Daily Financing Factor	1
Daily Financing Rate	1.25%
Principal Amount	$50.00
Initial Index Level	100
Note Return	-7.41%
Cumulative Index Return	11.93%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level* (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value* Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
	100.0				$0.0000		$100.00	$100.00	$50.00
1	110.0	10.0%	1.10	$0.0013	$0.0013	$0.00171	$110.00	$50.00	$60.00	19.99%
2	101.2	-8.0%	0.92	$0.0016	$0.0029	$0.00205	$110.39	$60.00	$50.39	-16.01%
3	98.2	-3.0%	0.97	$0.0013	$0.0042	$0.00173	$97.76	$50.40	$47.37	-6.01%
4	88.3	-10.0%	0.90	$0.0012	$0.0054	$0.00162	$85.26	$47.37	$37.89	-20.01%
5	83.9	-5.0%	0.95	$0.0010	$0.0064	$0.00130	$71.99	$37.89	$34.10	-10.01%
6	73.9	-12.0%	0.88	$0.0009	$0.0073	$0.00117	$60.02	$34.10	$25.91	-24.01%
7	76.8	4.0%	1.04	$0.0007	$0.0080	$0.00089	$53.90	$25.92	$27.99	7.99%
8	70.7	-8.0%	0.92	$0.0007	$0.0087	$0.00096	$51.49	$27.99	$23.51	-16.01%
9	57.2	-19.0%	0.81	$0.0006	$0.0093	$0.00080	$38.08	$23.51	$14.57	-38.01%
10	67.5	18.0%	1.18	$0.0004	$0.0097	$0.00050	$34.39	$14.57	$19.82	35.99%
11	71.6	6.0%	1.06	$0.0005	$0.0102	$0.00068	$42.01	$19.82	$22.19	11.99%
12	63.0	-12.0%	0.88	$0.0006	$0.0108	$0.00076	$39.06	$22.20	$16.87	-24.01%
13	52.9	-16.0%	0.84	$0.0004	$0.0112	$0.00058	$28.34	$16.87	$11.47	-32.01%
14	48.7	-8.0%	0.92	$0.0003	$0.0115	$0.00039	$21.10	$11.47	$9.63	-16.01%
15	50.6	4.0%	1.04	$0.0003	$0.0118	$0.00033	$20.04	$9.63	$10.40	7.99%
16	63.3	25.0%	1.25	$0.0003	$0.0120	$0.00036	$26.01	$10.40	$15.60	49.99%
17	67.7	7.0%	1.07	$0.0004	$0.0124	$0.00053	$33.39	$15.60	$17.79	13.99%
18	74.5	10.0%	1.10	$0.0005	$0.0129	$0.00061	$39.13	$17.79	$21.34	19.99%
19	84.2	13.0%	1.13	$0.0006	$0.0135	$0.00073	$48.23	$21.34	$26.89	25.99%
20	90.1	7.0%	1.07	$0.0007	$0.0142	$0.00092	$57.55	$26.89	$30.65	13.99%
21	98.2	9.0%	1.09	$0.0008	$0.0149	$0.00105	$66.83	$30.66	$36.17	17.99%
22	111.9	14.0%	1.14	$0.0009	$0.0159	$0.00124	$82.47	$36.17	$46.29	27.99%

PS-36

Table 1: Expected return on the notes over one year of Index performance, without giving effect to the Daily Investor Fee and the Daily Financing Charge and assuming a constant drift and volatility over time.

		One-Year Index Volatility
One Year Index Performance	Two Times (2x) One Year Index Performance	0%	5%	10%	15%	20%	25%	30%	35%	40%	45%	50%	55%	60%	65%	70%
-75%	-150%	-93.75%	-93.77%	-93.81%	-93.89%	-94.00%	-94.13%	-94.29%	-94.47%	-94.67%	-94.90%	-95.13%	-95.38%	-95.64%	-95.90%	-96.17%
-70%	-140%	-91.00%	-91.02%	-91.09%	-91.20%	-91.35%	-91.55%	-91.77%	-92.04%	-92.33%	-92.65%	-92.99%	-93.35%	-93.72%	-94.10%	-94.49%
-65%	-130%	-87.75%	-87.78%	-87.87%	-88.02%	-88.23%	-88.49%	-88.80%	-89.16%	-89.56%	-90.00%	-90.46%	-90.95%	-91.45%	-91.97%	-92.50%
-60%	-120%	-84.00%	-84.04%	-84.16%	-84.36%	-84.63%	-84.97%	-85.38%	-85.84%	-86.37%	-86.93%	-87.54%	-88.18%	-88.84%	-89.51%	-90.20%
-55%	-110%	-79.75%	-79.80%	-79.95%	-80.20%	-80.54%	-80.98%	-81.49%	-82.08%	-82.74%	-83.46%	-84.23%	-85.04%	-85.87%	-86.73%	-87.59%
-50%	-100%	-75.00%	-75.06%	-75.25%	-75.56%	-75.98%	-76.51%	-77.15%	-77.88%	-78.70%	-79.58%	-80.53%	-81.53%	-82.56%	-83.61%	-84.68%
-45%	-90%	-69.75%	-69.83%	-70.05%	-70.42%	-70.94%	-71.58%	-72.35%	-73.24%	-74.22%	-75.30%	-76.44%	-77.65%	-78.90%	-80.17%	-81.47%
-40%	-80%	-64.00%	-64.09%	-64.36%	-64.80%	-65.41%	-66.18%	-67.10%	-68.15%	-69.32%	-70.60%	-71.96%	-73.40%	-74.88%	-76.41%	-77.95%
-35%	-70%	-57.75%	-57.86%	-58.17%	-58.69%	-59.41%	-60.31%	-61.39%	-62.62%	-64.00%	-65.49%	-67.10%	-68.78%	-70.52%	-72.31%	-74.12%
-30%	-60%	-51.00%	-51.12%	-51.49%	-52.09%	-52.92%	-53.97%	-55.22%	-56.65%	-58.24%	-59.98%	-61.84%	-63.79%	-65.81%	-67.89%	-69.98%
-25%	-50%	-43.75%	-43.89%	-44.31%	-45.00%	-45.96%	-47.16%	-48.59%	-50.24%	-52.07%	-54.06%	-56.19%	-58.43%	-60.76%	-63.13%	-65.54%
-20%	-40%	-36.00%	-36.16%	-36.64%	-37.42%	-38.51%	-39.88%	-41.51%	-43.38%	-45.46%	-47.73%	-50.16%	-52.71%	-55.35%	-58.05%	-60.79%
-15%	-30%	-27.75%	-27.93%	-28.47%	-29.36%	-30.58%	-32.13%	-33.97%	-36.08%	-38.43%	-40.99%	-43.73%	-46.61%	-49.59%	-52.65%	-55.74%
-10%	-20%	-19.00%	-19.20%	-19.81%	-20.80%	-22.18%	-23.91%	-25.97%	-28.34%	-30.98%	-33.85%	-36.92%	-40.14%	-43.49%	-46.91%	-50.38%
-5%	-10%	-9.75%	-9.98%	-10.65%	-11.76%	-13.29%	-15.22%	-17.52%	-20.16%	-23.09%	-26.29%	-29.71%	-33.31%	-37.03%	-40.85%	-44.71%
0%	0%	0.00%	-0.25%	-1.00%	-2.22%	-3.92%	-6.06%	-8.61%	-11.53%	-14.79%	-18.33%	-22.12%	-26.10%	-30.23%	-34.46%	-38.74%
5%	10%	10.25%	9.97%	9.15%	7.80%	5.93%	3.57%	0.76%	-2.46%	-6.05%	-9.96%	-14.14%	-18.53%	-23.08%	-27.74%	-32.46%
10%	20%	21.00%	20.70%	19.80%	18.31%	16.26%	13.67%	10.59%	7.05%	3.11%	-1.18%	-5.77%	-10.58%	-15.58%	-20.70%	-25.87%
15%	30%	32.25%	31.92%	30.93%	29.31%	27.06%	24.24%	20.87%	17.00%	12.70%	8.01%	3.00%	-2.27%	-7.73%	-13.32%	-18.98%
20%	40%	44.00%	43.64%	42.57%	40.80%	38.35%	35.28%	31.61%	27.40%	22.71%	17.60%	12.15%	6.41%	0.47%	-5.62%	-11.78%
25%	50%	56.25%	55.86%	54.70%	52.77%	50.12%	46.78%	42.80%	38.24%	33.15%	27.61%	21.69%	15.46%	9.01%	2.41%	-4.28%
30%	60%	69.00%	68.58%	67.32%	65.24%	62.37%	58.76%	54.45%	49.52%	44.01%	38.02%	31.62%	24.89%	17.91%	10.76%	3.53%
35%	70%	82.25%	81.79%	80.44%	78.20%	75.10%	71.21%	66.56%	61.24%	55.30%	48.84%	41.94%	34.68%	27.15%	19.45%	11.65%
40%	80%	96.00%	95.51%	94.05%	91.64%	88.31%	84.12%	79.13%	73.40%	67.02%	60.07%	52.64%	44.84%	36.74%	28.46%	20.07%
45%	90%	110.25%	109.73%	108.16%	105.57%	102.01%	97.51%	92.15%	86.01%	79.16%	71.71%	63.74%	55.37%	46.69%	37.80%	28.80%
50%	100%	125.00%	124.44%	122.76%	119.99%	116.18%	111.37%	105.63%	99.06%	91.73%	83.75%	75.23%	66.27%	56.98%	47.47%	37.84%
55%	110%	140.25%	139.65%	137.86%	134.90%	130.83%	125.69%	119.57%	112.55%	104.73%	96.21%	87.11%	77.54%	67.62%	57.46%	47.18%
60%	120%	156.00%	155.36%	153.45%	150.30%	145.96%	140.49%	133.97%	126.48%	118.15%	109.07%	99.37%	89.18%	78.61%	67.78%	56.83%
65%	130%	172.25%	171.57%	169.54%	166.19%	161.57%	155.76%	148.82%	140.86%	132.00%	122.34%	112.03%	101.18%	89.94%	78.43%	66.79%
70%	140%	189.00%	188.28%	186.12%	182.57%	177.67%	171.49%	164.13%	155.68%	146.27%	136.02%	125.07%	113.56%	101.63%	89.41%	77.05%
75%	150%	206.25%	205.49%	203.20%	199.44%	194.24%	187.70%	179.89%	170.94%	160.97%	150.11%	138.51%	126.31%	113.66%	100.72%	87.62%

		Shaded areas represent those scenarios where the Note will outperform (i.e., return more than) the Index performance times the Daily Leverage Factor; conversely areas not shaded represent those scenarios where the Note will underperform (i.e., return less than) the Index performance times the Daily Leverage Factor.

PS-37

Hypothetical Examples

We cannot predict the actual Index level at any time during the term of the notes or the market value of the notes, nor can we predict the relationship between the Index level and the market value of your notes at any time prior to the Maturity Date. The actual amount that a holder of the notes will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the notes will depend on the actual Index Closing Levels during the term of the notes and during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, the Daily Investor Fee, Index volatility and any Redemption Fee Amount. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples and tables are not indicative of the future performance of the Index at any time, the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The information shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

PS-38

INTRADAY VALUE OF THE INDEX AND THE NOTES

Intraday Index Values

Each Index Business Day and Partial Index Business Day, the Index Calculation Agent will calculate and publish the intraday Index value every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “MSMJ<Index>.”

Solactive, the Index Calculation Agent, is not affiliated with Bank of Montreal and does not approve, endorse, review or recommend the Index or the notes. The information used in the calculation of the intraday Index value will be derived from sources the Index Calculation Agent deems reliable, but the Index Calculation Agent and its affiliates do not guarantee the correctness or completeness of the intraday Index value or other information furnished in connection with the notes or the calculation of the Index. The Index Calculation Agent makes no warranty, express or implied, as to results to be obtained by Bank of Montreal, holders of the notes, or any other person or entity from the use of the intraday Index value or any data included therein. The Index Calculation Agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday Index value or any data included therein. The Index Calculation Agent, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Index Calculation Agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday Index value or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The Index Calculation Agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday Index value from whatever cause. The Index Calculation Agent is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by Bank of Montreal and the resultant output thereof.

The intraday calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from the Index Calculation Agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market. The intraday Index value published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Indicative Note Values

An Intraday Indicative Value, which is our approximation of the value of the notes, is calculated and published by Solactive (based in part on information provided by the Index Calculation Agent) or a successor on Bloomberg under the ticker symbol “MJOIV” every 15 seconds during normal trading hours. The actual trading price of the notes may vary significantly from their Intraday Indicative Value. In connection with the notes, we use the term “indicative value” to refer to the value at a given time equal to (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, then both the Intraday Indicative Value and the closing Indicative Note Value will be $0. The Intraday Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Index Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor equals (a) the most recently published Index level divided by (b) the Index Closing Level on the preceding Index Business Day.

If the Intraday Indicative Value of the notes is equal to or less than $0 at any time on any Index Business Day or Partial Index Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value of the notes on that day, and for the remainder of the term of the notes, will be $0 (a total loss of value).

PS-39

The Intraday Indicative Value is meant to approximate the value of the notes at a particular time. There are three elements of the formula: the Intraday Long Index Amount, the Financing Level and the Intraday Index Performance Factor (using, instead of the Index Closing Level for the date of determination, the intraday Index level at the time of determination), as described immediately above. Because the intraday Index level and the Intraday Long Index Amount are variable, the Intraday Indicative Value translates the change in the Index level from the previous Index Business Day, as measured at the time of measurement, into an approximation of the expected value of the notes. The Intraday Indicative Value uses an intraday Index level for its calculation; therefore, a variation in the intraday level of the Index from the previous Index Business Day’s or Partial Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 2. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s or Partial Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. See “Risk Factors — The notes are subject to intraday purchase risk” and “—The leverage of the notes is reset on each Index Business Day, and the leverage of the notes during any given Index Business Day or Partial Index Business Day may be greater than or less than 2.0.” The Intraday Indicative Value may be useful as an approximation of what price an investor in the notes would receive if the notes were to be redeemed or if they matured, each at the time of measurement. The Intraday Indicative Value may be helpful to an investor in the notes when comparing it against the notes’ trading price on the NYSE and the most recently published level of the Index.

The Intraday Indicative Value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by the Index Calculation Agent will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the notes may be different from their indicative value. For additional information, please see “Risk Factors — The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this pricing supplement.

The calculation of the Intraday Indicative Value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publication of the Intraday Indicative Value of the notes by Solactive may occasionally be subject to delay or postponement. If the intraday Index value is delayed, then the Intraday Indicative Value of the notes will also be delayed. The actual trading price of the notes may be different from their Intraday Indicative Value. The Intraday Indicative Value of the notes published at least every 15 seconds from 9:30 a.m. to 6:00 p.m., New York City time, will be based on the intraday values of the Index, and may not be equal to the payment at maturity, call or redemption.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described under “Risk Factors — Risks Relating to Liquidity and the Secondary Market — There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” and “— The value of the notes in the secondary market may be influenced by many unpredictable factors.” Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

Neither the NYSE, Solactive, Indxx or their respective affiliates, are affiliated with Bank of Montreal or BMOCM and do not approve, endorse, review or recommend Bank of Montreal, BMOCM or the notes.

The Intraday Indicative Values of the notes calculated by Solactive are derived from sources deemed reliable, but Solactive, Indxx, their respective affiliates and suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. Solactive, Indxx and their respective affiliates make no warranty, express or implied, as to results to be obtained by BMOCM, Bank of Montreal, the holders of the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. Solactive, Indxx and their respective affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

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THE INDEX

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources. Such information reflects the policies of and is subject to change by Indxx, which is the Index Sponsor, Index Administrator and owner of the Index. We have not undertaken any independent review or due diligence of such information. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. The description of the Index is summarized from its governing methodology, which is available at https://www.indxx.com/indxx-microsectors-north-american-cannabis-index-tr. Neither the methodology nor any other information included on any Indxx website is included or incorporated by reference into this pricing supplement.

Introduction

The Indxx North American Cannabis Industry Index is an index designed to track the performance of companies that provide products or services related to the medical or industrial use of cannabis or cannabis derivatives. The Index’s Bloomberg ticker is MSMJ. The Index was launched on November 8, 2019. The Index has a base date of May 31, 2017, with an initial value of 1,000 as of that date. The Index has no fixed number of constituents.

As discussed in more detail below, any dividends paid on U.S. securities (but not Canadian securities) included in the Index are reflected in the level of the Index.

Solactive AG serves as the Index Calculation Agent for the Index. The Index level is calculated every 15 seconds, and with a closing level at the end of each trading day, on each day on which the U.S. securities exchanges that list the Index constituents are open for business. The level of the Index is rounded to two decimal places.

Composition of Index Components

The Index consists of companies that are engaged exclusively in legal cannabis activities under applicable national and local laws, including any U.S. federal and state laws and applicable Canadian laws. Index does not include any companies that are in violation of any United States federal or state laws. Therefore, any companies whose business activities are legal under state law, but not legal under U.S. federal law, are currently automatically ineligible for inclusion in the Index. Furthermore, the Index does not include any company that engages in the cultivation, production or distribution of marijuana or products derived from marijuana for medical or non-medical purposes in a particular country, including the United States, unless and until such time as the cultivation, production or distribution of medical or non-medical marijuana, as applicable, becomes legal under all local and national laws governing the company in such country.

Indxx, LLC has defined cannabis as being comprised of the following sub-themes:

Ancillary	Cannabis focused activities.
Cultivators	Production or cultivation of medical cannabis and industrial hemp.
Industrial Hemp	Use of hemp for the industrial uses of its derived product.
Pharmaceuticals	Medicines with key ingredient as cannabis with the aim of improving human health.
Testing and Analytics	Analytical tools, research materials or cannabis-based compounds for usage in drug testing, clinical toxicology analysis, drug monitoring or developing new drugs, among other applications.

The Index is weighted based on the product of security level market capitalization and six month average daily trading volume. The Index imposes a single security cap of 9.9%, with any excess weight being distributed proportionately on the basis of the six month average daily trading volume across all other uncapped components in the Index, to determine the final weights.

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Annual Reconstruction

The Index is reconstituted by Indxx, LLC on the last five trading days in May of each year. These days are referred to as the “Reconstitution Effective Days.” The nearest Friday falling at least one month before the final Reconstitution Effective Day is called the “Selection Day.” At the close of the markets on the Selection Day, Indxx, LLC creates a list of potential securities for inclusion in the Index based on the following criteria (the “Master List”):

•	the issuer of the security must be incorporated in the U.S. or Canada;

•	with respect to an issuer incorporated in the U.S., the security must be listed on a U.S. securities exchange, with its primary exchange being the New York Stock Exchange or the Nasdaq Stock Market;

•	with respect to an issuer incorporated in Canada, the security must be listed on either a U.S. securities exchange or a Canadian securities exchange, with the primary exchange being the New York Stock Exchange, the Nasdaq Stock Market, the Toronto Stock Exchange or the TSX Venture Stock Exchange (however, preference will be given to a security listed on a U.S. securities exchange if it satisfies the market capitalization turnover criteria set forth below);

•	the security must have a minimum total market capitalization of US$100 million (or the Canadian dollar equivalent), provided, however, that the security will continue to be included in the Master List if its market capitalization is greater than or equal to 80% of that amount;

•	the security must have a 6-month average daily turnover greater than or equal to US$10 million (or the Canadian dollar equivalent), provided, however, that the security will continue to be included in the Master List if its 6-month average daily turnover is greater than or equal to 70% of that amount; and

•	the issuer of the security must have a free-float of at least 10% of its shares outstanding.

Any security trading at a price of US$10,000 (or the Canadian dollar equivalent) per share or more are ineligible for inclusion in the Index, provided, however, that any existing Index constituents will remain in the Index irrespective of their stock price. If an issuer has more than one class of common equity securities outstanding, Indxx, LLC will determine the class of security to be included in the Index based on the following preference:

1.	if an existing class is included in the Index, it will continue to be included if it satisfies the other eligibility criteria; and

2.	in all other cases, the class that Indxx, LLC deems to be the most liquid may be included.

Upon finalizing the Master List, Indxx, LLC selects the securities that meet one of the following two criteria based on revenue to be included in the Index as of the Selection Day:

•	Pure Play: companies from the Master List that derive revenue greater than or equal to 50% from the above sub-themes are considered as ‘pure-play’ cannabis companies.

•	Quasi Play: companies from the Master List that generate up to, but less than 50%, of their revenue from the above sub-themes are considered as ‘quasi-play’ cannabis companies.

Target weights are calculated at the close of the seventh trading day prior to the final Reconstitution Effective Day. Indxx, LLC provides updated information as to the identity of the Index constituents on its website.

If any of the Reconstitution Effective Days fall on a Partial Index Trading Day (as defined below), then each of those days will be postponed to the next respective Index Trading Day (as defined below), and each subsequent Reconstitution Effective Day will be similarly postponed to the next Index Trading Day.

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Monthly Rebalancing

The Index is rebalanced on a monthly basis as of the last trading day (the “Effective Day”) of each calendar month (other than May, when the Index is reconstituted as described above), and follows a one day rebalancing schedule. Target weights for the Index constituents are calculated and announced at the close of the seventh trading day prior to the Effective Day. Indxx, LLC provides updated information as to the relevant Index constituents on its website.

If the Effective Date falls on a Partial Index Trading Day, then the monthly rebalancing will occur on the next Index Trading Day.

Index Trading Days and Partial Index Trading Days

For purposes of the annual reconstitution and monthly rebalancing provisions described above, the following definitions apply:

An “Index Trading Day” means any day other than a Saturday or a Sunday on which the principal securities exchanges in the U.S. and Canada on which the components of the Index trade are scheduled to be open for normal trading hours.

A “Partial Index Trading Day” means any day other than a Saturday or a Sunday on which (a) the principal securities exchanges in the U.S. or Canada on which the components of the Index trade are scheduled to be open for fewer than normal trading hours or (b) the principal securities exchanges in Canada on which components of the Index trade are closed.

New Listings

To effectively reflect any initial public offering, spin-off or other new listing (“IPO”), the Index constituents are reviewed on a quarterly basis in February, August and November of each year (in addition to the annual reconstruction in May). New additions to the Index become effective on the close of last trading day of the applicable quarter (the “Review Effective Day”). Each IPO identification process begins as of the close of the nearest Friday falling at least one month before the Review Effective Day (the “Review Selection Day”). Potential inclusions in the IPO review must meet the market capitalization criteria as of the Review Selection Date. In addition, the average daily turnover since the IPO launch must be greater than average daily turnover greater than or equal to US$10 million (or the Canadian dollar equivalent). The securities must also have traded on 90% of the eligible trading days for the past 3 months prior to the Review Selection Day. Any new addition to the Index at the time of review will be added as per the weighting guidelines of the Index, calculated as of the close of seventh trading day prior to the Review Effective Day. The new addition’s Index shares will be set using weights as of that date.

Index Calculation

The Index is calculated on days on which the U.S. equity markets are open for trading. (The Index will not be calculated on days on which the U.S. equity markets are closed for trading, but the Canadian equity markets are open for trading.) In situations where an exchange is forced to close early due to unforeseen events, the Index will be calculated based on the closing prices published by the exchange, or if no closing price is available, the last regular trade reported for each stock before the exchange closed.

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Standard Formula

The index value on any business day is calculated as follows:

where:

Index Valuet = as of business day t

n = Number of the Index constituents on business day t

xi,t = Number of shares of the Index constituent i on business day t pi,t = Price* of the Index constituent i on business day t

*Price = Price of the Index constituent i on business day t in Canadian dollars * exchange rate to convert the price of the Index constituent i on business day t into U.S. dollars

Corporate Actions

The Index may be adjusted in order to maintain the continuity of the Index level and its composition. Adjustments take place due to events that occur with Index constituents in order to mitigate or eliminate the effect of that event on the Index level. Any additions and deletions of Index constituents due to various corporate actions are published on Indxx, LLC’s website two business days prior to the effective date. Additional information relating to Indxx, LLC’s calculation policy regarding various corporate actions may be found on its website, indxx.com, in the document named “Indxx Calculation Guideline.”

Calculation of Index Divisor

The Index divisor is adjusted as of the last date that the stock trades without a holder being entitled to any effects from a corporate action upon its effective date. The adjustment is designed to be completed so that the index value remains unchanged. The Index divisor is calculated as follows:

Where:

Divisort+1 = Divisor on business day t+1

Divisort on business day t

Index Valuet = Index value on business day t

∆Market Capitalisation = The difference between the closing market capitalization of the Index on business day t+1 and the adjusted closing market capitalization of the Index on business day t

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Dividends

Dividend payments and other distributions on an Index constituent that is incorporated in the U.S. are deemed to be reinvested into Index, proportionately among all of the U.S. stocks included in the Index.

If a regular cash dividend is paid on such a U.S. stock that is within the scope of dividend policy of an Index constituent, or a special cash dividend that is not within that scope, the following adjustment is implemented, on a pro rata basis, as to all U.S. issuers included in the Index:

where:

aPricei,t+1 = Adjusted opening price of the Index constituent i on business day t+1

Pricet = Price of the Index constituent t i on business day t

Dividendi,t+1 = Dividend announced by the Index constituent i on business day t+1

In this case, the Index divisor of each U.S. stock will decrease.

The adjustments in this section will not be made as to cash dividends paid on a Canadian stock that is included in the Index.

Stock Dividends

If there is any distribution of additional shares as a dividend, the following adjustment is implemented:

where:

si,t+1 = Number of shares of the Index constituent i on business day t+1 si,t = Number of shares of the Index constituent i on business day t

% Stock dividend = Percentage of stock dividend announced by the Index constituent i

In this case, the Index divisor will remain unchanged.

Additional Adjustments

The Index methodology provides adjustments for other potential corporate actions, including stock splits and reverse stock splits, spin-offs, merger and acquisition transactions, and rights offerings.

Additional Index Rules

To ensure all Index constituents’ compliance with applicable cannabis laws, public filings and press releases of each Index constituent are reviewed on a quarterly basis in February, August and November of each year (in addition to the annual reconstruction in May). An Index constituent may also be removed from the Index as a result of any regulatory investigations/cases related to their cannabis operations being decided against such Index constituents and admission of any violation of applicable local/national cannabis laws by such Index constituents. If an Index constituent announces that it has rectified the violations and maintains the proper licenses to operate its remaining business, Indxx, LLC may determine that such Index constituent is eligible to remain in the Index. Any removal from the Index under these circumstances will occur based on the schedule in the section above, “—New Listings.” If an Index constituent is removed from the Index under the circumstances described in this paragraph, it will only be eligible for inclusion in the Index during the next annual reconstitution.

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Index Governance

Indxx, LLC is responsible for the day-to-day management of the Index, including retaining primary responsibility for all aspects of the Index determination process, including implementing appropriate governance and oversight, as required under the International Organization of Securities Commission’s Principles for Financial Benchmarks (the “IOSCO Principles”).

A committee consisting of Indxx, LLC personnel (the “Index Committee”) is responsible for helping to ensure Indxx, LLC’s overall compliance with the IOSCO Principles, by setting the necessary policies, determining index composition and administering the Index in accordance with its methodology. The Index Committee reserves the right to use qualitative judgment to include, exclude, adjust or postpone the inclusion of an Index constituent. Continued index membership of an Index constituent is not necessarily subject to the guidelines provided in the index methodology. A stock may be considered for exclusion by the Index Committee on the basis of corporate governance, accounting policies, lack of transparency and lack of representation, despite meeting all the criteria provided in the Indxx index methodology.

Index Corrections

Indxx, LLC endeavors to ensure the accuracy of the Index. Nevertheless, errors in the Index determination process may occur from time to time for a variety of reasons, both internal and external to Indxx, LLC. Furthermore, the Index may also be directly affected by stock suspensions or any other disruptions, as one or more of the Index constituents may be prohibited from trading for a longer time, thereby impairing the representativeness of the Index. In case of any event or disruption that results in any error in the calculation of the Index, Indxx, LLC expects to restate the applicable Index level.

Historical Index Information

The graph below sets forth the closing levels of the Index from November 8, 2019, its inception date, through June 1, 2021. The Index was first published on November 8, 2019, and therefore has no actual historical information to report prior to that date.

Historical results are not indicative of future results.

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License Agreement

The following disclosure is required to be included in this section:

MicroSectorsTM is a registered trademark of REX Shares, LLC. We have entered into a sub-license agreement with REX Shares, LLC (“REX” or the “Structuring Agent”), which licenses the Index from Indxx. The license agreement with the Structuring Agent also provides for the use of certain trade names, trademarks and service marks. We have also entered into a services agreement with REX to provide certain services related to product design, content generation and document dissemination.

“Indxx” is a service mark of Indxx and has been licensed for use for certain purposes by us. The notes are not sponsored, endorsed, sold or promoted by Indxx. Indxx makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Indxx has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index. Indxx is not responsible for and has not participated in the determination of the timing, amount or pricing of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. Indxx has no obligation or liability in connection with the administration, marketing or trading of the notes.

PS-47

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest paid or credited or deemed to be paid or credited on the notes, such interest will not be subject to Canadian non-resident withholding tax.

U.S. Federal Income Tax Considerations

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—U.S. Federal Income Tax Considerations,” which applies to the notes, except that the following disclosure supplements the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will apply to notes that are issued as of the date of this pricing supplement if such notes are “delta-one” instruments. Based on our determination that the notes are delta-one instruments, non-U.S. holders will be subject to withholding on dividend equivalent payments, if any, under the notes.  We will not pay additional amounts in respect of any dividend equivalent withholding.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in the Distribution Agreement dated September 23, 2018 between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of the notes.

On the Initial Trade Date, we sold an aggregate of $10,000,000 principal amount of the notes through BMOCM and through one or more dealers purchasing as principal through BMOCM for $50 per note. We received proceeds equal to 100% of the offering price of those notes.

Additional notes may be offered and sold after the date of this document from time to time through BMOCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. Sales of the notes after the date of this document will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price that the notes are sold to the public, less any commissions paid to BMOCM or any other dealer. In addition, BMOCM may receive a portion of the Daily Investor Fee. We may not sell the full amount of notes offered by this pricing supplement, and may discontinue sales of the notes at any time.

We may deliver notes against payment therefor on a date that is greater than two business days following the date of sale of any notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than two business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the notes.

Broker-dealers may make a market in the notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (such term includes this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell a note covered by this prospectus that they acquire from us, BMOCM or other holders after the original offering and sale of the notes, or they may sell any notes covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with notes borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.

BMOCM or another FINRA member will provide certain services relating to the distribution of the notes and may be paid a fee for its services equal to all, or a portion of, the Daily Investor Fee. BMOCM may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the Daily Investor Fee paid to BMOCM or such other FINRA member will be paid on a periodic basis over the term of the notes. Although BMOCM will not receive any discounts in connection with such sales, BMOCM is expected to charge normal commissions for the purchase of any such notes.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the Redemption Fee Amount applicable to any such redemptions will be paid to us. Additionally, it is possible that BMOCM and its affiliates may profit from expected hedging activities related to this offering, even if the value of the notes declines.

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The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (the "EEA") or the United Kingdom. For these purposes, the expression “offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, and a “retail investor” means a person who is one (or more) of: (a) a retail client, as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (b) a customer, within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (c) not a qualified investor as defined in Regulation (EU) (2017/1129) (the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or the U.K. has been prepared, and therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA or the U.K. may be unlawful under the PRIIPs Regulation.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the notes. We will issue the notes initially in an amount having the aggregate offering price specified on the cover page of this pricing supplement. However, we may issue additional notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. For more information, please refer to “Description of the Notes We May Offer — General” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer — General” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding notes of the class, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to any future issuances of notes bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

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VALIDITY OF THE NOTES

The initial pricing supplement relating to the notes stated as follows: In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when the notes have been validly executed, authenticated and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 23, 2018, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated September 23, 2018.

In the opinion of Morrison & Foerster LLP, when the notes have been issued and sold as contemplated by the pricing supplement, product supplement, prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 23, 2018, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K and dated September 23, 2018.

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ANNEX A

NOTICE OF EARLY REDEMPTION

To: [ ].com

Subject: Notice of Early Redemption, CUSIP No.: 063679674

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Measurement Date: [ ], 20[ ]*

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the Index Business Day prior to the applicable Redemption Measurement Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk on the Redemption Measurement Date.

*Subject to adjustment as described in the pricing supplement relating to the notes.

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ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

BMO Capital Markets Corp.

BMO Capital Markets, as Calculation Agent

e-mail: [ ]

To Whom It May Concern:

The holder of $[ ] MicroSectorsTM Cannabis 2X Leveraged ETNs due November 17, 2039, CUSIP No. 063679674 (the “notes”) hereby irrevocably elects to receive a cash payment on the Redemption Date* of [holder to specify] with respect to the number of notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of notes specified below at a price per note equal to the Redemption Amount, facing BMO Capital Markets DTC 5257 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the notes will not be redeemed unless (i) this confirmation is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257; and (iii) the undersigned will deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of notes surrendered for redemption: ________

DTC # (and any relevant sub-account): ________

Contact Name: ________

Telephone: ________

Fax: ________

E-mail: ________

(At least 25,000 notes must be redeemed at one time to receive a cash payment on any Redemption Date.)

* Subject to adjustment as described in the pricing supplement relating to the notes.

B-1